AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CLINIGENCE HOLDINGS, INC.,

IGAMBIT, INC.,

HEALTHDATIX, INC.

AND

JOHN SALERNO

August 8, 2019

ARTICLE 1. DEFINED TERMS	2
1.1 Defined Terms	2
ARTICLE 2. THE MERGER	2
2.1 The Merger	2
2.2 Closing	2
2.3 Effective Time	2
2.4 Effects of the Merger	2
2.5 Certificate of Incorporation; Bylaws	3
2.6 Directors and Officers	3
ARTICLE 3. EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES	3
3.1 Effect of the Merger on Capital Stock	3
3.2 Exchange Procedures	4
3.3 Treatment of Warrants and Other Stock-Based Compensation	5
3.4 Appraisal Rights	6
ARTICLE 4. PRE-CLOSING COVENANTS	7
4.1 Pre-Merger iGambit Recapitalization	7
4.2 iGambit’s Conduct of the Business	8
4.3 Clinigence’s Conduct of the Business	10
4.4 Access to Information	12
4.5 Commercially Reasonable Efforts	12
4.6 Acquisition Transaction	12
4.7 Notices of Certain Events; Continuing Disclosure	13
4.8 Confidentiality, Press Releases and Public Announcements	14
4.9 Stockholder Vote	14
4.10 Consents	14
4.11 Section 16(b) Board Approval	14
ARTICLE 5. CLOSING DELIVERIES	15
5.1 Closing Deliveries by iGambit	15
5.2 Closing Deliveries by Clinigence	16
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF IGAMBIT, MERGER SUB AND THE SIGNING STOCKHOLDER	17
6.1 Organization and Qualification	17
6.2 Authority; Capacity	18
6.3 Capitalization; Ownership of iGambit; Debt.	18
6.4 No Conflicts; Required Consents	19
6.5 Subsidiaries	19
6.6 Financial Statements	19
6.7 Absence of Undisclosed Liabilities	20
6.8 Absence of Changes	20
6.9 Material Contracts	21
6.10 Title; Sufficiency; Condition of Assets	22
6.11 Leased Real Property	23
6.12 Intellectual Property	24
6.13 Service Providers	27
6.14 iGambit Benefit Plans	28
6.15 Compliance with Laws; Governmental Approvals	30
6.16 Litigation	30
6.17 Taxes	31
6.18 Brokers	33
6.19 Transactions with Affiliates	33
6.20 Insurance Policies	33
6.21 Bank Accounts	33
6.22 Powers of Attorney	33
6.23 Certain Securities Law Matters.	33
6.24 Full Disclosure.	34
ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF CLINIGENCE	34
7.1 Organization and Qualification	34
7.2 Authority; Capacity	34
7.3 Capitalization; Ownership of Clinigence; Debt.	35
7.4 No Conflicts; Required Consents	35
7.5 Subsidiaries	36
7.6 Financial Statements	36
7.7 Absence of Undisclosed Liabilities	36
7.8 Absence of Changes	37
7.9 Material Contracts	37
7.10 Title; Sufficiency; Condition of Assets	39
7.11 Leased Real Property	39
7.12 Intellectual Property	40
7.13 Service Providers	43
7.14 Clinigence Benefit Plans	45
7.15 Compliance with Laws; Governmental Approvals	46
7.16 Litigation	47
7.17 Taxes	47
7.18 Brokers	49
7.19 Transactions with Affiliates	49
7.20 Insurance Policies	49
7.21 Bank Accounts	50
7.22 Powers of Attorney	50
7.23 Full Disclosure.	50
ARTICLE 8. ADDITIONAL AGREEMENTS	50
8.1 Expenses	50
8.2 Tax Returns	50
8.3 Schedules	51
8.4 Voting Agreement	51
8.5 iGambit Board Observer Rights	51
8.6 HealthDatix Florida Management Team	51
ARTICLE 9. CONDITIONS TO CLOSING	52
9.1 Conditions Precedent to Obligations of Clinigence	52
9.2 Conditions Precedent to Obligations of iGambit and the Signing Stockholder	53
ARTICLE 10. TERMINATION	54
10.1 Termination	54
ARTICLE 11. MISCELLANEOUS PROVISIONS	55
11.1 Amendments and Waivers	55
11.2 Notices	55
11.3 Governing Law	56
11.4 Exhibits and Schedules	57
11.5 Disclosure Schedule References	57
11.6 Assignments Prohibited; Successors and Assigns	57
11.7 No Third-Party Beneficiaries	57
11.8 Counterparts	57
11.9 Severability	57
11.10 Entire Agreement	58
11.11 Interpretation	58
11.12 Construction	58
11.13 Jurisdiction; Service of Process	58
11.14 Waiver of Jury Trial	58
11.15 Provisional Relief; Specific Performance	58
11.16 Recovery of Fees by Prevailing Party	59
11.17 Further Assurances	59
11.18 Time of the Essence	59

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 8, 2019 (the “Signing Date”) by and among Clinigence Holdings, Inc., a Delaware corporation (“Clinigence”), iGambit, Inc., a Delaware corporation (“iGambit”), HealthDatix, Inc., a Delaware corporation and wholly owned subsidiary of iGambit (“Merger Sub”), and John Salerno, an individual and holder of iGambit shares constituting a majority of the votes eligible to be cast by all of the stockholders of iGambit (the “Signing Stockholder”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into Clinigence, with Clinigence surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Clinigence (the “Clinigence Board”) has by the unanimous vote of all of the directors present: (a) determined that it is in the best interests of Clinigence and the holders of shares of Clinigence’s common stock, par value $0.00001 per share (the “Clinigence Common Stock”), and declared it advisable, to enter into this Agreement with iGambit, Merger Sub and the Signing Stockholder; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of Clinigence; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of iGambit (the “iGambit Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of iGambit or Merger Sub, as applicable, and their respective stockholder(s), and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby, including the Merger; in each case, in accordance with the DGCL;

WHEREAS, the iGambit Board has unanimously approved the issuance of shares of iGambit’s common stock, par value $0.001 per share (the “iGambit Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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AGREEMENT

ARTICLE 1.
DEFINED TERMS

1.1               Defined Terms. Certain capitalized terms used in this Agreement are defined on Schedule 1 attached hereto.

ARTICLE 2.
the Merger

2.1               The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into Clinigence (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; (c) Clinigence will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of iGambit (sometimes referred to herein as the “Surviving Corporation”) and (d) the Surviving Corporation shall change its name to Clinigence, Inc.

2.2               Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Effective Time. Subject to the provisions of this Agreement, at the Closing, Clinigence, iGambit, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Clinigence and iGambit in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.3               Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Clinigence and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of Clinigence and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.4               Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as mutually agreed to by the parties, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by applicable Law.

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2.5               Directors and Officers . Schedule 2.6 sets forth the Persons who shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 3.
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

3.1               Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of iGambit, Merger Sub, or Clinigence or the holder of any capital stock of iGambit, Merger Sub, or Clinigence:

(a)                Cancellation of Certain Clinigence Common Stock. Each share of Clinigence Common Stock that is owned by Clinigence (as treasury stock or otherwise) or any of its direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                Conversion of Clinigence Common Stock. Each share of Clinigence Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive such number of fully paid and nonassessable shares of iGambit Common Stock (the “Merger Consideration”) that would result in the shareholders of Clinigence (the “Clinigence Stockholders”) having a right to receive an aggregate number of shares of iGambit Common Stock immediately following the Effective Time that represent eighty-five percent (85%) of the total issued and outstanding iGambit Common Stock on a fully diluted, as-converted basis immediately following the Effective Time, assuming there are no Dissenting Stockholder Interests as of the Effective Time (the “Exchange Ratio”). For the avoidance of doubt, the shareholders of iGambit shall, in the aggregate, own no more than fifteen percent (15%) of the total issued and outstanding shares of iGambit Common Stock on a fully diluted, as-converted basis immediately following the Effective Time. Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of calculating the Exchange Ratio, (i) the aggregate number of shares of iGambit held by the Clinigence Stockholders immediately following the Effective Time shall include the number of iGambit Option Shares and the iGambit Warrant Shares on an as-converted basis, and (ii) the aggregate number of issued and outstanding iGambit Common Stock immediately prior to the Effective Time shall include subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating iGambit to issue or sell, or cause to be issued or sold, any shares of capital stock of iGambit or any securities convertible into or exchangeable for any such shares from and after the Signing Date and to the Effective Time.

(c)                Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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(d)                iGambit Capital Stock. iGambit shall reserve and take all other actions necessary or appropriate to have available for issuance or transfer a sufficient number of iGambit Common Stock for delivery in accordance with this Section 3.1.

3.2               Exchange Procedures.

(a)                Exchange Agent. Prior to the Effective Time, iGambit shall appoint an exchange agent reasonably acceptable to Clinigence (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates; and the Book-Entry Shares. At or promptly following the Effective Time, iGambit shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent certificates representing the shares of iGambit Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of iGambit Common Stock represented by book-entry shares will be issued).

(b)                Procedures for Surrender; No Interest. Promptly after the Effective Time, the Exchange Agent shall send to each record holder of shares of Clinigence Common Stock at the Effective Time a transmittal letter in a form mutually agreed to by the parties (the “Transmittal Letter”). Each holder of shares of Clinigence Common Stock shall be entitled to receive the Merger Consideration in respect of the Clinigence Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed Transmittal Letter and such other documents as may reasonably be requested by the Exchange Agent or Clinigence. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE 3, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)                Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Clinigence Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Clinigence Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE 3.

(e)                Distributions with Respect to Unsurrendered Shares of Clinigence Common Stock. All shares of iGambit Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by iGambit in respect of the iGambit Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.

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(f)                 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Clinigence Common Stock or iGambit Common Stock shall occur (other than the issuance of additional shares of capital stock of Clinigence or iGambit as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split, or combination, exchange, readjustment of shares, or similar transaction (other than the Recapitalization), or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit iGambit or Clinigence to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)                Withholding Rights. Each of the Exchange Agent, iGambit, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, iGambit, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, iGambit, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

(h)                No Fractional Shares. No fractional iGambit Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to iGambit Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of iGambit. Notwithstanding anything to the contrary contained herein, each holder of Clinigence Common Stock who would otherwise have been entitled to receive a fractional share of iGambit Common Stock (after taking into account all Clinigence Common Stock owned by such Person) shall receive, in lieu thereof, such fractional shares rounded up to the nearest whole share.

(i)                 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Clinigence Common Stock formerly represented by such Certificate as contemplated under this ARTICLE 3.

3.3               Treatment of Warrants and Other Stock-Based Compensation. At the Effective Time, as a result of the Merger and without any action on the part of iGambit, Merger Sub, or Clinigence or the holder of any capital stock of iGambit, Merger Sub, or Clinigence:

(a)                Clinigence Stock Options. Each option to acquire shares of Clinigence Common Stock (each, a “Clinigence Stock Option”) that is outstanding under any Clinigence Stock Plan immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by iGambit and shall be converted into an iGambit Stock Option in accordance with this Section 3.3(a). Each such iGambit Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Clinigence Stock Option immediately prior to the Effective Time. As of the Effective Time, each such iGambit Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of iGambit Common Stock (rounded down to the nearest whole share) (the “iGambit Option Shares”) equal to the product of: (i) the number of shares of Clinigence Common Stock subject to such Clinigence Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of iGambit Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Clinigence Common Stock of such Clinigence Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of iGambit Common Stock subject to the iGambit Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Clinigence Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

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(b)                Clinigence Warrants. Each warrant to acquire shares of Clinigence Common Stock (each, a “Clinigence Warrant”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by iGambit and shall be converted into an iGambit Warrant in accordance with this Section 3.3(b). Each such iGambit Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Clinigence Warrant immediately prior to the Effective Time. As of the Effective Time, each such iGambit Warrant as so assumed and converted shall be a warrant to acquire that number of whole shares of iGambit Common Stock (rounded down to the nearest whole share) (the “iGambit Warrant Shares”) equal to the product of: (i) the number of shares of Clinigence Common Stock subject to such Clinigence Warrant; and (ii) the Exchange Ratio, at an exercise price per share of iGambit Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Clinigence Common Stock of such Clinigence Warrant by (B) the Exchange Ratio.

(c)                Clinigence Convertible Debt. To the extent that any convertible Debt of Clinigence is not repaid in full at Closing and holders of such Debt elect to convert such Debt, such Debt shall be deemed to have been converted into shares of Clinigence Common Stock immediately prior to the Effective Time and the holders of such shares of Clinigence Common Stock shall be entitled to receive Merger Consideration in accordance with Section 3.2.

(d)                Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

(e)                Capitalization Certificate. At least five (5) Business Days before the Closing Date, iGambit shall prepare and deliver to Clinigence a certificate (the “Capitalization Certificate”) setting forth, as of immediately prior to the Effective Time, the number of the total issued and outstanding iGambit Common Stock on a fully diluted, as-converted basis, calculated in accordance with Section 3.1(b).

(f)                 Consideration Spreadsheet. At least three (3) Business Days before the Closing Date, Clinigence shall prepare and deliver to iGambit a spreadsheet (the “Consideration Spreadsheet”), certified by the President of Clinigence, which shall set forth, as of the Closing Date and based on the information provided by iGambit in the Capitalization Certificate, (i) each Clinigence Stockholder’s address and, if available to Clinigence, social security number (or tax identification number, if applicable), (ii) the number of shares of Clinigence Common Stock held by such Person, (iii) the respective certificate number(s) representing such shares of Clinigence Common Stock, and (iv) the number of shares of iGambit Common Stock issuable to such Person at the Closing in respect of such Clinigence Common Stock as Merger Consideration in accordance with this ARTICLE 3.

3.4               Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any outstanding shares of Clinigence Common Stock held by Persons who have exercised and perfected appraisal rights for such shares of Clinigence Common Stock in accordance with Section 262 of the

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DGCL, if such Section provides for appraisal rights for such shares in the Merger (“Dissenting Shares”), and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive a portion of the Merger Consideration or any other amounts payable under this ARTICLE 3 attributable to such Dissenting Shares. Such holders of Clinigence Common Stock (the “Dissenting Stockholders”) shall be entitled to receive payment of the appraised value of such shares of Clinigence Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under the DGCL. Notwithstanding the foregoing, if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration and any other amounts payable under this ARTICLE 3, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.2. Prior to the Effective Time, Clinigence shall provide iGambit prompt notice of any written demands for appraisal or payment of the fair value of any shares of Clinigence Common Stock, the withdrawal of such demands and any other related instruments served pursuant to the DGCL and received by Clinigence. Prior to the Effective Time, Clinigence shall provide iGambit the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or payment of the fair value of any shares of Clinigence Common Stock. Clinigence shall not, except with the prior written consent of iGambit, voluntarily make any payment with respect to any demands for appraisal or payment of the fair value of any shares of Clinigence Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE 4.
PRE-CLOSING COVENANTS

4.1               Pre-Merger iGambit Recapitalization. On the terms and subject to the conditions of this Agreement, prior to the Closing, iGambit shall, and the Signing Stockholder shall cause iGambit to, take the following actions:

(a)                Redeem at par value or cancel for no consideration all issued and outstanding shares of iGambit Series A Preferred Stock; provided, however, that iGambit shall not redeem or cancel the iGambit Series A Preferred Stock more than two (2) Business Days prior to the Closing Date without the prior consent of Clinigence.

(b)                Repay or convert in full any outstanding promissory notes issued by iGambit, other than the promissory notes in favor of Clinigence and as specifically set forth on Section 6.3(c) of the iGambit Disclosure Schedule as not being repaid or converted prior to the Closing.

(c)                Convert to equity a portion of each of the deferred compensation obligations of iGambit in the percentages specified on Schedule 4.1.

(d)                Complete a reverse stock split of between 100-to-1 and 500-to-1, including providing an information statement to its securityholders with respect thereto at least 20 days prior to such stock split becoming effective.

(e)                Adopt, and submit to its stockholders for approval, an equity incentive plan in form and substance satisfactory to Clinigence.

(f)                 Amend its Certificate of Incorporation to change its name to Clinigence Holdings, Inc., eliminate its Series A Preferred Stock as authorized shares and, if necessary to complete the Merger, increase the number of authorized shares of iGambit Common Stock.

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(g)                Submit an application to the Financial Industry Regulatory Authority (“FINRA”) to change its ticker symbol to one that is mutually agreed upon by iGambit and Clinigence, and obtain any requisite consent from FINRA with respect to the Merger, the reverse stock split contemplated in this Section 4.1 and any of the other transactions contemplated by this Agreement.

4.2               iGambit’s Conduct of the Business.

(a)                From the Signing Date until the Closing Date, iGambit covenants and agrees, and the Signing Stockholder covenants and agrees to use his reasonable best efforts to cause iGambit to, conduct its business only in, and shall not take any action, and the Signing Stockholder covenants and agrees to use his reasonable best efforts to cause iGambit not to take any action, except in the ordinary course of business and in a manner consistent with past practice; and iGambit shall use, and the Signing Stockholder covenants and agrees to use his reasonable best efforts to cause iGambit to use, its commercially reasonable efforts to preserve substantially intact the business organization of iGambit, to keep available the services of the current Service Providers of iGambit and to preserve the current relationships of iGambit with customers, suppliers and other Persons with which iGambit has significant business relations. iGambit shall promptly notify Clinigence of any event or occurrence not in the ordinary course of business of iGambit.

(b)                Without limiting the generality of Section 4.2(a), except as expressly contemplated by this Agreement or disclosed in the iGambit Disclosure Schedule, iGambit shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose, and the Signing Stockholder covenants and agrees to cause iGambit not to, directly or indirectly, do or propose, any of the following without the prior written consent of Clinigence:

(i)                 Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its shares or other equity, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or repurchase or otherwise acquire, directly or indirectly, any of its shares except from former Service Providers in accordance with agreements providing for the repurchase of shares in connection with any termination of service to iGambit;

(ii)               Declare or pay any dividends on or make any other distributions with respect to any of its shares or other equity, or repurchase or otherwise acquire, directly or indirectly, any of its shares, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of iGambit’s assets failing to exceed its liabilities, (B) iGambit’s remaining assets to be unreasonably small in relation to iGambit’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) iGambit not being able to pay its debts as they become due;

(iii)             Cause or permit any amendments to the iGambit Certificate of Incorporation or equivalent documents;

(iv)              Enter into any commitment or transaction not in the ordinary course of business;

(v)                Terminate any Service Providers or grant severance or termination pay to any Service Provider;

(vi)              Enter into any material transaction with its officers, directors or stockholders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to Clinigence in writing;

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(vii)            Amend or otherwise modify the terms of any Material Contract to which iGambit is a party;

(viii)          Amend or otherwise modify the material terms of any Governmental Approval;

(ix)              Transfer to any Person any rights to iGambit’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x)                Sell, lease, license or otherwise dispose of any of iGambit’s assets outside of the ordinary course of business;

(xi)              Commence a Proceeding other than for the routine collection of bills;

(xii)            Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of iGambit taken as a whole;

(xiii)          Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under iGambit’s normal Service Provider review cycle, in all cases consistent with past practice;

(xiv)          Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xv)            Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in iGambit’s Financial Statements;

(xvi)          Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in an iGambit Material Adverse Effect, and if such action would not reasonably be expected to result in an iGambit Material Adverse Effect, then iGambit shall only be obligated to notify Clinigence of such action);

(xvii)        Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xviii)      Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to iGambit;

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(xix)          Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx)            Take any action or fail to take any action that could reasonably be expected to cause or result in an iGambit Material Adverse Effect; or

(xxi)          Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section  4.2(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3               Clinigence’s Conduct of the Business.

(a)                From the Signing Date until the Closing Date, Clinigence covenants and agrees that Clinigence’s business shall be conducted only in, and Clinigence shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and Clinigence shall use its commercially reasonable efforts to preserve substantially intact the business organization of Clinigence, to keep available the services of the current Service Providers of Clinigence and to preserve the current relationships of Clinigence with customers, suppliers and other Persons with which Clinigence has significant business relations. Clinigence shall promptly notify iGambit of any event or occurrence not in the ordinary course of business of Clinigence.

(b)                Without limiting the generality of Section  4.3(a), except as expressly contemplated by this Agreement or disclosed in the Clinigence Disclosure Schedule, Clinigence shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of iGambit:

(i)                 Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its shares or other equity, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or repurchase or otherwise acquire, directly or indirectly, any of its shares except from former Service Providers in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Clinigence;

(ii)               Declare or pay any dividends on or make any other distributions with respect to any of its shares or other equity, or repurchase or otherwise acquire, directly or indirectly, any of its shares, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of Clinigence’s assets failing to exceed its liabilities, (B) Clinigence’s remaining assets to be unreasonably small in relation to Clinigence’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) Clinigence not being able to pay its debts as they become due;

(iii)             Cause or permit any amendments to the Clinigence Certificate of Incorporation, operating agreement or equivalent documents;

(iv)              Enter into any commitment or transaction not in the ordinary course of business;

(v)                Terminate any Service Providers or grant severance or termination pay to any Service Provider;

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(vi)              Enter into any material transaction with its officers, directors or stockholders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to iGambit in writing;

(vii)            Amend or otherwise modify the terms of any Material Contract to which Clinigence is a party;

(viii)          Amend or otherwise modify the material terms of any Governmental Approval;

(ix)              Transfer to any Person any rights to Clinigence’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x)                Sell, lease, license or otherwise dispose of any of Clinigence’s assets outside of the ordinary course of business;

(xi)              Commence a Proceeding other than for the routine collection of bills;

(xii)            Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of Clinigence taken as a whole;

(xiii)          Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under Clinigence’s normal Service Provider review cycle, in all cases consistent with past practice;

(xiv)          Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xv)            Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in Clinigence’s Financial Statements;

(xvi)          Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in a Clinigence Material Adverse Effect, and if such action would not reasonably be expected to result in a Clinigence Material Adverse Effect, then Clinigence shall only be obligated to notify iGambit of such action);

(xvii)        Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

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(xviii)      Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to Clinigence;

(xix)          Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx)            Take any action or fail to take any action that could reasonably be expected to cause or result in a Clinigence Material Adverse Effect; or

(xxi)          Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section  4.3(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.4               Access to Information. From the Signing Date until the Closing Date, upon notice, iGambit and Clinigence  shall each:

(a)                give the other party and its Representatives full access during normal business hours to its buildings, offices, and other facilities, to Persons having business relationships with iGambit or Clinigence (including suppliers, licensees and customers), and to all its books and records, whether located on its premises or at another location,

(b)                permit the other party to make such inspections as it may require,

(c)                cause its officers to furnish the other party with such financial, operating, technical and product data and other information with respect to the Business and the Assets of iGambit and Clinigence as it from time to time may request, including financial statements and schedules,

(d)                allow the other party the opportunity to interview its current and former Service Providers, and

(e)                assist and cooperate with the other party in the development of integration plans for implementation by iGambit and Clinigence following the Closing;

provided, that no investigation pursuant to this Section  4.4 shall affect or be deemed to modify any representation or warranty made by iGambit or Clinigence herein.

4.5               Commercially Reasonable Efforts. From the Signing Date until the Closing, each of iGambit, Clinigence and Signing Stockholder shall use their respective commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE 9.

4.6               Acquisition Transaction. From the Signing Date to the earlier of the Closing and the termination of this Agreement, none of the parties hereto shall initiate, solicit, negotiate, encourage or provide information to facilitate, and none of the parties hereto shall cause or knowingly permit any Representative of any of the parties hereto, or any counsel, accountant, investment banker, financial advisor or other agent retained by it or them to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of iGambit’s business or assets (its Subsidiaries’ business or assets) or Clinigence’s business or assets, or any equity interests of iGambit or Clinigence, or any Subsidiary thereof, whether by merger, purchase of assets or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an “Acquisition Transaction”). Each of the parties hereto shall immediately notify the other parties after receipt of any proposal for an Acquisition Transaction, indication of interest or

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request for information from a third party relating to iGambit or Clinigence in connection with an Acquisition Transaction or for access to the properties, books or records of iGambit or Clinigence by any person or entity that indicates to any party hereto that such third-party is considering making, or has made, a proposal for an Acquisition Transaction (an “Acquisition Proposal”), and provide the other parties with copies of all documents and written or electronic communications relating to any Acquisition Proposal; provided, however, that any time prior to twenty (20) days after the initial mailing of the iGambit Information Statement, this Section 4.6 shall not prohibit iGambit from entering into discussions with any Person in response to an Acquisition Proposal that is likely to result in a Superior Offer that is submitted to iGambit (and not withdrawn) if the iGambit Board determines in good faith, after consultation with outside counsel, that such action is required to comply with its fiduciary duties to the stockholders of iGambit under applicable Law.

4.7               Notices of Certain Events; Continuing Disclosure. Each of Clinigence, iGambit and the Signing Stockholder shall promptly notify the other party of, and deliver to such other party copies of all documentation relating to:

(a)                any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger contemplated by this Agreement’

(b)                the occurrence of any breach by Clinigence, the Signing Stockholder or iGambit, as applicable, of any representation, warranty, covenant or agreement contained in this Agreement, promptly after Clinigence, the Signing Stockholder or iGambit, as applicable, becomes aware of any such breach, including without limitation any such breach that could reasonably be expected to cause any of the closing conditions set forth in ARTICLE 9 not to be satisfied;

(c)                any Action commenced or, to Clinigence’s Knowledge, iGambit’s Knowledge or the Signing Stockholder’s Knowledge, as applicable, threatened against or relating to or involving Clinigence or iGambit, as applicable, that relates to the consummation of the Merger contemplated by this Agreement, or relates to any of the material assets of Clinigence or iGambit, as applicable, or any developments relating to any Action otherwise disclosed pursuant to this Agreement;

(d)                any notice, correspondence, document or other communication sent by or on behalf of Clinigence or iGambit, as applicable, to any party to any Material Contract or iGambit Material Contract or sent to Clinigence or iGambit, as applicable, by any party to any Material Contract or iGambit Material Contract (other than any communication that relates solely to routine commercial Merger between Clinigence and the other party to any such material contract and that is of the type sent in the Ordinary Course of Business);

(e)                any notice, report or other document either filed with or sent to, or received from, any Governmental Authority, or any governmental investigation on an alleged violation or noncompliance with Legal Requirements on behalf of Clinigence or iGambit, as applicable, subsequent to the Signing Date in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(f)                 copies of all material operating and financial reports prepared by Clinigence or iGambit, as applicable, for such party’s senior management or for use in preparing such party’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of Clinigence or iGambit, as applicable, and the related unaudited monthly consolidated statements of operations, statements of shareholders’ equity and statements of cash flows and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for Clinigence or iGambit’s senior management, as applicable.

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The delivery of any notice pursuant to this Section 4.7 will not limit any of the representations and warranties of Clinigence or iGambit set forth in this Agreement or the remedies available hereunder.

4.8               Confidentiality, Press Releases and Public Announcements.

(a)                The terms of the Nondisclosure Agreement entered into previously by Clinigence and iGambit are hereby incorporated by reference and shall continue in full force and effect until the Closing. The parties hereto acknowledge that any information provided to, or otherwise acquired by, him or it in connection with this Agreement and the Merger contemplated by this Agreement is subject to the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference. Each of the parties hereto agrees for itself and himself and its and his representatives and Affiliates to use the Confidential Information (as such term is defined in the Nondisclosure Agreement) solely for the purposes of evaluating the other parties hereto and consummating the Merger and for no other purpose and to keep the Confidential Information confidential. Clinigence covenants and agrees for itself and himself and its and his representatives and Affiliates not to use the Confidential Information, at any time, for trading in iGambit’s securities.

(b)                iGambit and Clinigence will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the Merger contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Legal Requirements, court process or by obligations pursuant to any securities exchange or stock market. Notwithstanding the foregoing, if iGambit determines it is required by applicable Legal Requirements to make a public announcement, including, without limitation, with respect to any filing with the SEC that iGambit may be required to make as a result of the execution of this Agreement or the consummation of the Merger contemplated hereby, iGambit shall give Clinigence as much prior notice as is reasonably practicable and shall consult with Clinigence about the text of such announcement or filing but shall not be required to obtain the consent of Clinigence with regard to such announcement or filing. iGambit and Clinigence will consult with each other concerning the means by which any employee, customer or supplier of Clinigence (or their respective subsidiaries) or iGambit or any other Person having any business relationship with either Clinigence or iGambit (or their respective subsidiaries) will be informed of the Merger contemplated by this Agreement, and the other Party will have the right to be present for any such communication.

4.9               Stockholder Vote. Clinigence shall promptly after the date hereof obtain the consent of its stockholders and shall take all action required by the laws of the State of Delaware, the Clinigence Certificate of Incorporation and any equivalent documents for the purpose of approving this Agreement, the other Transaction Documents to which Clinigence is a party and the Merger.

4.10           Consents. Each of iGambit and Clinigence will use commercially reasonable efforts to obtain prior to Closing all Consents from Governmental Authorities as may be required in connection with the Merger. Prior to the Closing and thereafter, each of iGambit and Clinigence will use its commercially reasonable efforts to obtain all Consents under any iGambit Contracts (including all Specified iGambit Contracts) and Clinigence Contracts (including all Specified Clinigence Contracts), as applicable, as required to consummate the Merger with respect to such iGambit Contracts and Clinigence Contracts and to preserve all rights of and benefits under such iGambit Contracts and Clinigence Contracts in connection therewith.

4.11           Section 16(b) Board Approval. Prior to the Closing, the iGambit Board shall, by resolution duly adopted by such board of directors or a duly authorized committee of “non-employee directors”

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thereof, approve and adopt, for purposes of exemption from “short-swing” liability under Section 16(b) of the Exchange Act, the acquisition of iGambit Common Stock at the surrender by management of Clinigence who become, prior to, at, or following the Effective Time of the Merger, management of iGambit as a result of the exchange of Clinigence Common Stock in the Merger. Such resolution shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

ARTICLE 5.
CLOSING DELIVERIES

5.1               Closing Deliveries by iGambit. At the Closing, iGambit shall deliver the following items, duly executed by iGambit and its Affiliates, as applicable, all of which shall be in form and substance reasonably acceptable to Clinigence except where otherwise indicated:

(a)                Luqman Employment Agreement. An employment agreement between iGambit and Elisa Luqman in form and substance satisfactory to the parties and which shall include a 6-month severance provision for termination without cause, duly executed by Elisa Luqman (the “Luqman Employment Agreement”).

(b)                Indemnification Agreements. An indemnification agreement in form and substance satisfactory to the parties thereto, duly executed by iGambit and each of its officers and directors as of immediately following the Effective Time.

(c)                iGambit Secretary’s Certificate. A certificate of the secretary of iGambit, dated as of the Closing Date, certifying as to:

(i)                 the iGambit Certificate of Incorporation and iGambit’s Bylaws as in effect as of the Closing Date,

(ii)               resolutions of iGambit’s Board of Directors and, as applicable, stockholders (x) approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, including the requisite amendments to iGambit’s Certificate of Incorporation and bylaws, (y) electing to the iGambit Board of Directors, effective as of the Effective Time, Warren Hosseinion (who shall be chairman), Jacob Margolin, Lawrence Schimmel, Martin Breslin, Mitchell Creem, Mark Fawcett, David Meiri, John Waters and Elisa Luqman, and (z) electing as officers of iGambit, effective as of the Effective Time, Jacob Margolin as Chief Executive Officer, Elisa Luqman, as Chief Financial Officer, Secretary and General Counsel, Lawrence Schimmel as Chief Medical Officer, and Charles Kandzierski, as Chief Operating and Information Officer; and

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(iii)             the incumbency of iGambit’s officers executing this Agreement and all other Transaction Documents.

(d)                Merger Sub Secretary’s Certificate. A certificate of the secretary of Merger Sub, dated as of the Closing Date, certifying as to:

(i)                 the Certificate of Incorporation and Bylaws of Merger Sub as in effect as of the Closing Date,

(ii)               resolutions of Merger Sub’s Board of Directors and stockholder approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

(iii)             the incumbency of Merger Sub’s officers executing this Agreement and all other Transaction Documents.

(e)                iGambit Closing Certificate. A certificate of an officer of iGambit, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of iGambit set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in an iGambit Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               iGambit has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(f)                 Merger Sub Closing Certificate. A certificate of an officer of Merger Sub, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of Merger Sub set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in an iGambit Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               Merger Sub has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(g)                Certificates of Good Standing. A certificate from the Secretary of State of Delaware as to each of iGambit’s and Merger Sub’s good standing and payment of all applicable Taxes, and the Secretary of State of each state in which iGambit is qualified to do business as a foreign corporation, as to iGambit’s good standing and payment of all applicable Taxes.

(h)                Capitalization Certificate. The Capitalization Certificate, duly executed by an officer of iGambit.

(i)                 Other Documents. Such other documents and instruments as Clinigence may reasonably request and which are deemed by Clinigence to be necessary to effect the Merger.

5.2               Closing Deliveries by Clinigence. At the Closing, Clinigence shall deliver the following items, duly executed by Clinigence, all of which shall be in form and substance reasonably acceptable to iGambit except where otherwise indicated:

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(a)                Clinigence Officer’s Certificate. A certificate of an officer of Clinigence, dated as of the Closing Date, certifying as to:

(i)                 the Clinigence Certificate of Incorporation and Bylaws as in effect as of the Closing Date,

(ii)               resolutions of Clinigence’s Board of Directors and stockholders approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

(iii)             the incumbency of Clinigence officers executing this Agreement and all other Transaction Documents.

(b)                Clinigence Closing Certificate. A certificate of an officer of Clinigence, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of Clinigence set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Clinigence Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               Clinigence has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(c)                Certificate of Good Standing. A certificate from the Secretary of State of Delaware as to Clinigence’s good standing and payment of all applicable Taxes, and a certificate from the Secretary of State of each state in which Clinigence is qualified to do business as a foreign corporation, as to the good standing and payment of all applicable Taxes of Clinigence.

(d)                Consideration Spreadsheet. The Consideration Spreadsheet.

(e)                Other Documents. Such other documents and instruments as iGambit may request and which are deemed by iGambit to be necessary to effect the Merger.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES OF IGAMBIT, MERGER SUB and the signing stockholder

Except as set forth in the corresponding sections of the disclosure schedule of iGambit delivered to Clinigence concurrently with the execution and delivery of this Agreement (the “iGambit Disclosure Schedule”), iGambit, Merger Sub and the Signing Stockholder hereby jointly and severally represent and warrant to Clinigence that, as of the Signing Date and as of the Closing Date:

6.1               Organization and Qualification. Each of iGambit and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State

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of Delaware. HealthDatix Florida is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of iGambit and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of iGambit and its Subsidiaries is duly qualified or licensed as a foreign corporation (and, as of the Closing Date will be duly qualified as a foreign corporation) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in an iGambit Material Adverse Effect.

6.2               Authority; Capacity. Each of iGambit, the Signing Stockholder and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its or his obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by iGambit and Merger Sub of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of iGambit or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been, or will be as of the Closing Date, approved by iGambit’s directors and Merger Sub’s directors and stockholders. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by iGambit, the Signing Stockholder and Merger Sub. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of iGambit, the Signing Stockholder and Merger Sub, enforceable against iGambit, the Signing Stockholder and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

6.3               Capitalization; Ownership of iGambit; Debt.

(a)                Section 6.3(a) of the iGambit Disclosure Schedule sets forth the authorized and outstanding capital of iGambit and each of its Subsidiaries, the number and series or class of shares issued and outstanding and the number of granted stock options and warrants, including vesting schedule and exercise price. Each share of the capital stock of iGambit and each of its Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any stockholder of iGambit or any of its Subsidiaries. All of the issued and outstanding shares of capital stock of iGambit and its Subsidiaries has been issued in accordance with all applicable federal and state securities Laws. Section 6.3(a) of the iGambit Disclosure Schedule sets forth the name and contact information for iGambit’s transfer agent.

(b)                Except as set forth in Section 6.3(a) of the iGambit Disclosure Schedule, there are no (i) outstanding securities of iGambit or its Subsidiaries convertible into or exchangeable for any capital stock or other equity interests or securities of iGambit or any of its Subsidiaries; (ii) preemptive, registration or similar rights on the part of any holder of any class of securities of iGambit or any of its Subsidiaries; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating iGambit or any of its Subsidiaries to issue, sell, purchase or redeem, or cause to be issued, sold, purchased or redeemed, any shares of capital stock of iGambit or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any shares of the capital stock of iGambit or any of its Subsidiaries; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the capital stock of iGambit or any of its Subsidiaries. Other than as expressly provided in Section 4.1 of this Agreement, neither iGambit nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock, and the consummation of the Merger will not trigger any such obligation.

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(c)                Section 6.3(c) of the iGambit Disclosure Schedule sets forth as of the Signing Date a true and complete list of all Debt of iGambit and each of its Subsidiaries that exceeds $5,000 individually or $10,000 in the aggregate, including the number of shares of iGambit or its Subsidiaries into which such Debt is convertible, as applicable.

(d)                The Signing Stockholder owns beneficially and of record 1,000 shares of Series A Preferred Stock of iGambit free and clear of any Encumbrances, other than restrictions on transfer under applicable state or federal securities Laws. There are no restrictions on or agreements with respect to the voting rights of the Signing Stockholder’s shares of iGambit stock that would impair the ability of the Signing Stockholder to perform is obligations under this Agreement, including any proxies or voting trusts.

6.4               No Conflicts; Required Consents. No Consents other than those set forth in Section 6.4 of the iGambit Disclosure Schedule are required with respect to iGambit’s, the Signing Stockholder’s or Merger Sub’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by iGambit, the Signing Stockholder and Merger Sub do not and will not, with or without notice or lapse of time,

(a)                conflict with or violate the iGambit Certificate of Incorporation or iGambit’s bylaws, or the certificate of incorporation or bylaws of Merger Sub;

(b)                conflict with or violate any Legal Requirement applicable to iGambit or any of its Subsidiaries or the Signing Stockholder or by which the iGambit Assets or any other property or asset of iGambit or any of its Subsidiaries or the Signing Stockholder is bound or affected;

(c)                assuming the Consents listed in Section 6.4 of the iGambit Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the iGambit Assets or the assets of iGambit or any of iGambit’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d)                violate or conflict with any other restriction of any kind or character to which iGambit or any of its Subsidiaries or the Signing Stockholder is subject; or

(e)                require iGambit or any of its Subsidiaries or the Signing Stockholder to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

6.5               Subsidiaries. Except for HealthDatix Florida and Merger Sub, each of which iGambit is the record and beneficial holder of all of the issued and outstanding capital stock, iGambit does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity. Since the date of its incorporation, Merger Sub has not engaged in any business activities or conducted any operations, nor will Merger Sub prior to the Closing Date engage in any business activities or conduct any operations other than in connection with the transactions contemplated by this Agreement. At the Effective Time, Merger Sub will not have any assets, Liabilities or obligations other than those contemplated by this Agreement.

6.6               Financial Statements.

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(a)                All of iGambit’s financial statements set forth in its annual report on Form 10-K filed with the SEC on April 16, 2019 and in its quarterly report filed with the SEC on Form 10-Q on May 20, 2019 (collectively, the “iGambit Financial Statements”):

(i)                 are true, accurate and complete in all material respects;

(ii)               are consistent in all material respects with the Books and Records of iGambit and its Subsidiaries;

(iii)             present fairly and accurately the financial condition of iGambit and its Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of iGambit and its Subsidiaries for the periods covered thereby; and

(iv)              have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

6.7               Absence of Undisclosed Liabilities. Neither iGambit nor any of its Subsidiaries has any Liabilities other than:

(i)                 those set forth in the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, of iGambit included in iGambit’s quarterly report filed with the SEC on Form 10-Q on May 20, 2019 (the ”iGambit Interim Balance Sheet”);

(ii)               those incurred in the ordinary course of business and not required to be set forth in the iGambit Interim Balance Sheet under GAAP and not in excess of an aggregate amount of $25,000;

(iii)             the Debt listed in Section 6.3(c) of the iGambit Disclosure Schedule;

(iv)              those incurred in the ordinary course of business after the Balance Sheet Date and not in excess of $25,000 in the aggregate; or

(v)                those incurred in connection with the execution of any of the Transaction Documents.

6.8               Absence of Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement, (i)  iGambit and its Subsidiaries have conducted the iGambit Business in the ordinary course of business, (ii) no event or circumstance has occurred that has had or is likely to have an iGambit Material Adverse Effect, and (iii) neither iGambit nor any of its Subsidiaries has:

(a)                Entered into any commitment or transaction in excess of $50,000 or any commitment or transaction not in the ordinary course of business;

(b)                Entered into any transaction with its officers, directors or stockholders, or their Affiliates, except pursuant to a binding agreement effective as of the Signing Date and disclosed to Clinigence in writing;

(c)                Amended or otherwise modified the material terms of any iGambit Material Contract or Governmental Approval except as approved in writing by Clinigence;

(d)                Commenced a Proceeding other than for the routine collection of bills;

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(e)                Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;

(f)                 Took any action or failed to take any action that could reasonably be expected to cause or result in an iGambit Material Adverse Effect; or

(g)                Entered into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 6.8, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

6.9               Material Contracts.

(a)                Section 6.9 of the iGambit Disclosure Schedule provides a true and complete list of each of the following contracts to which iGambit or any of its Subsidiaries is party other than this Agreement (collectively, the “iGambit Material Contracts”):

(i)                 All leases for real property used by iGambit or any of its Subsidiaries and all leases of personal property and any Contract affecting any right, title or interest in or to real property;

(ii)               All Contracts with Persons who are Service Providers, and all iGambit Plans;

(iii)             Any Contract involving financing or borrowing of money, or evidencing indebtedness; any liability for borrowed money; any letters of credit; any obligation for the deferred purchase price of property in excess of $25,000; or guaranteeing in any way any Contract in connection with any Person;

(iv)              Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v)                Any Contract with any Governmental Authority;

(vi)              Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(vii)            Any Contract for the purchase or sale of any iGambit Assets or assets of or any of its Subsidiaries other than in the ordinary course of business or for the option or preferential rights to purchase or sell any iGambit Assets or assets of or any of its Subsidiaries;

(viii)          Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in iGambit or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the iGambit Business;

(ix)              Any Contract related to the acquisition of a business or the equity of any other Entity or the sale of iGambit or any of its Subsidiaries or any of the iGambit Assets or any assets of any of its Subsidiaries;

(x)                Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, iGambit or any of its Subsidiaries and an Affiliate thereof;

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(xi)              Any proposed arrangement of a type that, if entered into, would be a Contract described in any of Section 6.9(a)(i) through 6.9(a)(x) above.

(b)                True and complete copies of each written iGambit Material Contract and true and complete written summaries of each oral iGambit Material Contract (including all amendments, supplements, modifications and waivers thereto) have been provided to Clinigence by iGambit.

(c)                Each iGambit Material Contract is currently valid, in full force and effect, and is enforceable by iGambit or its Subsidiaries, as applicable, in accordance with its terms.

(d)                Neither iGambit nor any of its Subsidiaries is in default, and no party has notified iGambit or any of its Subsidiaries in writing that iGambit or any of its Subsidiaries is in default, under any iGambit Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(i)                 result in a violation or breach of any of the provisions of any iGambit Material Contract;

(ii)               give any Person the right to declare a default or exercise any remedy under any iGambit Material Contract;

(iii)             give any Person the right to accelerate the maturity or performance of any iGambit Material Contract or to cancel, terminate or modify any iGambit Material Contract; or

(iv)              otherwise have an iGambit Material Adverse Effect in connection with any iGambit Material Contract.

(e)                Neither iGambit nor any of its Subsidiaries has waived any of its rights under any iGambit Material Contract.

(f)                 The performance of the iGambit Material Contracts will not result in any violation of or failure by iGambit or any of its Subsidiaries to comply in all material respects with any Legal Requirement.

(g)                The iGambit Material Contracts constitute all of the Contracts necessary to enable iGambit and its Subsidiaries to conduct the iGambit Business in the manner in which such iGambit Business is currently being conducted.

(h)                The consummation of the Merger shall not result in iGambit or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the iGambit Business.

6.10           Title; Sufficiency; Condition of Assets. iGambit or its Subsidiaries has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties reasonably necessary for the conduct of the iGambit Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances. No Assets, licenses or other rights that are used in the iGambit Business are held by any stockholder of iGambit or any Affiliate of any such stockholder. The Assets and leasehold improvements of iGambit and its Subsidiaries are in good operating condition, reasonable wear and tear excepted, and are adequate for the purposes for which they are being used.

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6.11           Leased Real Property.

(a)                Neither iGambit nor any of its Subsidiaries owns or has ever owned any real property. iGambit or its Subsidiaries have a valid, binding and enforceable leasehold interest in each of the leased real properties (collectively, the “iGambit Facilities”) listed in Section 6.11 of the iGambit Disclosure Schedule, free and clear of any Encumbrances, except for iGambit Facility Leases and Permitted Encumbrances. Each lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be delivered to Clinigence on or before Closing), evidencing such leased real property (the “iGambit Facility Leases”) is also listed in Section 6.11 of the iGambit Disclosure Schedule. Section 6.11 of the iGambit Disclosure Schedule sets forth, in respect of each iGambit Facility Lease, the date and name of the parties to such iGambit Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the Signing Date. iGambit or its Subsidiaries presently occupies each of the iGambit Facilities free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than iGambit, its Subsidiaries or the applicable landlord) a right of use or occupancy of any portion of any iGambit Facility. iGambit’s or its Subsidiaries’ possession and quiet enjoyment of iGambit Facilities under each of iGambit Facility Leases has not been disturbed and there are no material disputes with respect to any of iGambit Facility Leases. Each iGambit Facility Lease is valid and in full force and effect, and, to iGambit’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any iGambit Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder. All iGambit Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any iGambit Facility in excess of $25,000. No security deposit or portion thereof deposited with respect to any iGambit Facility Lease has been applied in respect of a breach of or default under any of iGambit Facility Leases that has not been re-deposited in full. Neither iGambit nor any of its Subsidiaries owes and will not in the future owe any brokerage commissions or finder’s fees with respect to any of iGambit Facility Leases. There are no material unsatisfied capital expenditure requirements or remodeling obligations of iGambit or any of its Subsidiaries under any of iGambit Facility Leases, other than ordinary maintenance and repair obligations. Neither iGambit nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy any of iGambit Facilities arising under iGambit Facility Leases or granted any other security interest in any iGambit Facility Lease or any interest therein. Neither iGambit nor any of its Subsidiaries has made any material modifications to iGambit Facilities that will be required to be restored or otherwise removed at the expiration or termination of any iGambit Facility Lease.

(b)                Neither iGambit nor any of its Subsidiaries has any leasehold interest in any leased real property other than iGambit Facilities. Prior to the Signing Date, iGambit has provided Clinigence with true, correct and complete copies of all iGambit Facility Leases, including all amendments and supplements thereto. The iGambit Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which iGambit or any of its Subsidiaries is a party. The iGambit Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto. No delivery date of any iGambit Facilities under any iGambit Facility Leases has been accelerated and the premises not yet delivered.

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(c)                Neither iGambit nor any of its Subsidiaries has received any written notice that its occupancy, use or the condition of any iGambit Facility is in violation of any Applicable Laws, zoning ordinances or land use restrictions. There are no encroachments on the leased real property or any iGambit Facility and no encroachment of any improvements to each onto adjacent property. Each iGambit Facility is in good and operable condition and repair and in material compliance with all Applicable Laws.

(d)                iGambit does not know of any facts that would adversely affect the possession, use or occupancy of any of any leased real property or any iGambit Facility. No portion of any leased real property nor any iGambit Facility is currently subject to any condemnation proceedings, and, to the Knowledge of iGambit, no condemnation or taking is threatened or contemplated.

(e)                iGambit or its Subsidiaries possess all easements, rights, licenses, permits and approvals necessary to continue operation of the iGambit Business including those related to the leased real property and any iGambit Facility copies of which, to the extent in iGambit’s possession, have been provided to Clinigence.

(f)                 All utilities serving the leased real property and each iGambit Facility are adequate to operate each in the manner it is currently operated and, to the Knowledge of iGambit, all utility lines, pipes, hook-ups and wires serving the leased real property and each iGambit Facility are located within recorded easements for the benefit of each or in a public right-of-way, and any associated charges accrued to date have been fully paid.

6.12           Intellectual Property.

(a)                Section 6.12 of the iGambit Disclosure Schedule sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of iGambit or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by iGambit or any of its Subsidiaries (collectively, the ”iGambit Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such iGambit Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. iGambit or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of iGambit Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b)                Each item of iGambit Intellectual Property is owned solely by or is duly and validly licensed to iGambit or its Subsidiaries for use in the manner currently used by iGambit or its Subsidiaries in the conduct of the iGambit Business, free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of iGambit Intellectual Property owned by iGambit or its Subsidiaries is valid, subsisting, in full force and effect and, to iGambit’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of iGambit Intellectual Property. The iGambit Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the iGambit Business.

(c)                No Person who has licensed Intellectual Property to iGambit or any of its Subsidiaries has ownership rights or license rights to improvements made by iGambit or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. Neither iGambit nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in iGambit Intellectual Property to any Person.

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(d)                All material registration, maintenance and renewal fees due and payable in connection with each item of iGambit Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such iGambit Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the United States Patent and Trademark Office (the ”PTO”), the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To iGambit’s Knowledge, there are no actions that must be taken by iGambit or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any iGambit Registered Intellectual Property Rights. iGambit or its Subsidiaries has timely recorded an assignment of each Registered Intellectual Property Right assigned to iGambit or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All iGambit Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e)                iGambit and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and iGambit’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of iGambit and its Subsidiaries, respectively. Since December 31, 2010, neither iGambit nor any of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the iGambit Business, the iGambit Assets or the assets of any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does iGambit have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(f)                 The operation of the iGambit Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither iGambit nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any iGambit Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does iGambit have Knowledge of any basis therefor). Neither iGambit nor any of its Subsidiaries incorporates or uses the content or images of any third party in any software or website owned or licensed by iGambit or any of its Subsidiaries.

(g)                To iGambit’s Knowledge, no Person is violating, infringing or misappropriating any iGambit Intellectual Property. Neither iGambit nor any of its Subsidiaries has made any such claims against any Person with respect to any iGambit Intellectual Property, and neither iGambit nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any iGambit Intellectual Property.

(h)                There are no Proceedings to which iGambit or any of its Subsidiaries is a party before any Governmental Authority (including before the PTO) anywhere in the world related to any of the iGambit Intellectual Property, including any iGambit Registered Intellectual Property Rights and, to iGambit’s Knowledge, no such Proceedings are threatened.

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(i)                 No iGambit Intellectual Property or iGambit Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by iGambit or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such iGambit Intellectual Property.

(j)                 Neither this Agreement nor the consummation of the Merger will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material iGambit Intellectual Property, (ii) result in (x) iGambit or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any iGambit Intellectual Property, including any release of iGambit Intellectual Property from escrow; (y) iGambit, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the iGambit Business; or (z) iGambit, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k)                No current or former Service Provider of iGambit or any of its Subsidiaries: (i) is, to iGambit’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, iGambit or any of its Subsidiaries; or (ii) to iGambit’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for iGambit or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to iGambit or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to iGambit or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(l)                 iGambit and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of iGambit and its Subsidiaries in, to and under the iGambit Intellectual Property.

(m)              Section 6.12 of the iGambit Disclosure Schedule lists all software that is distributed as “free software” or “open source software,” or under any licensing or distribution model that purports to require, as a condition of use, modification and/or distribution of such software, that such software or other software incorporated into, derived from, or distributed with such software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge, or any license listed at www.opensource.org (collectively, “Open Source Software”) incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any iGambit Product (or any part thereof) or otherwise used in any manner that may subject any iGambit Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any iGambit Products, neither iGambit nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any iGambit Products, any rights or immunities under any iGambit Products. iGambit and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for iGambit or any of its Subsidiaries. With respect to any Open Source Software that is or has been used by or for iGambit or any of its Subsidiaries in any way, iGambit and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

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(n)                Neither iGambit nor any of its Subsidiaries has (i) licensed any of the software included in any iGambit Products or iGambit Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by iGambit or any of its Subsidiaries (or any Person acting on behalf of iGambit or any of its Subsidiaries) of any source code included in any iGambit Products or iGambit Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for iGambit or any of its Subsidiaries in the ordinary course of business.

6.13           Service Providers.

(a)                Service Providers and Contracts. No Service Provider of iGambit or any of its Subsidiaries has been granted the right to continued employment by iGambit or any of its Subsidiaries, as applicable, or to any compensation following termination of employment with iGambit or any of its Subsidiaries. iGambit does not have any Knowledge that any Service Provider of iGambit or any of its Subsidiaries intends to terminate his or her employment or other engagement with iGambit or any of its Subsidiaries, nor does iGambit or any of its Subsidiaries have a present intention to terminate the employment or engagement of any Service Provider.

(b)                Compensation. iGambit has made available to Clinigence an accurate, correct and complete list of all:

(i)                 current Service Providers of iGambit and its Subsidiaries, including each Service Provider’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

(ii)               individuals who are currently performing services for iGambit or any of its Subsidiaries related to the iGambit Business who are classified as “consultants” or “independent contractors,”

(iii)             bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Service Provider since the Balance Sheet Date,

(iv)              increases in any Service Provider’s wage, salary or other compensation since the Balance Sheet Date, and

(v)                increases or changes in any other benefits or insurance provided to any Service Provider since the Balance Sheet Date. No Service Provider of iGambit or any of its Subsidiaries is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)                Disputes. There are no claims, disputes or controversies pending or, to iGambit’s Knowledge, threatened involving any Service Provider or group of Service Providers. Since December 31, 2010, neither iGambit nor any of its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)                Wage and Hour Liabilities. Neither iGambit nor any of its Subsidiaries has (i) any overtime, meal period, break period, hours of service or wage and hour obligation or liability of whatsoever kind with respect to any of its past or current Service Providers or any liability for failure to comply with any Applicable Law relating to any of the foregoing, or (ii) any obligation or liability for any payment to any trust, pension or other fund, including union trust funds, or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers’ compensation benefits, social security, disability or other benefits for its Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

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(e)                Labor Relations. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of iGambit, threatened between iGambit or any of its Subsidiaries, on one hand, and any of their respective Service Providers, and neither iGambit nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(f)                 Compliance with Employment Laws. iGambit and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have each withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Service Providers of iGambit or any of its Subsidiaries, as applicable, and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither iGambit or nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration laws. Since January 1, 2015, neither iGambit nor any of its Subsidiaries has received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(g)                FLSA. Since January 1, 2015, for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”), and all other Applicable Laws, (i) all individuals characterized and treated by iGambit or any of its Subsidiaries as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and Applicable Laws are or have been properly classified.

(h)                Compliance with Legal Requirements. Since December 31, 2000, iGambit and its Subsidiaries have complied in all material respects with all Legal Requirements related to the employment or engagement of their respective Service Providers, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Neither iGambit nor any of its Subsidiaries has any Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing on or prior to the Signing Date or the Closing Date.

6.14           iGambit Benefit Plans.

(a)                Section 6.14 of the iGambit Disclosure Schedule lists each employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code, which now are or ever have been maintained by iGambit or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “iGambit ERISA Affiliate”), or to which any iGambit ERISA Affiliate now has or since December 31, 2016 has had an obligation to contribute (the “iGambit Plans”). Section 6.14 of the iGambit Disclosure Schedule identifies each of the iGambit Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”). No event has occurred nor has there been any omission which would result in violation of any laws, rulings, or regulations applicable to any employee benefit plan. There are no claims pending or, to the Knowledge of the iGambit, threatened with respect to any employee benefit plan, other than claims for benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan.

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(b)                Each iGambit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code is identified as a “Qualified Plan” on the schedule of employee benefit plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified. No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Internal Revenue Code, or which would cause the iGambit to incur liability for any excise tax under the Internal Revenue Code with respect to the maintenance, operation, or any other aspect of any such Qualified Plan.

(c)                With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by the iGambit, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.

(d)                With respect to each iGambit Plan maintained by the iGambit within the three years preceding the Closing, complete and correct copies of the following documents have been delivered to the Acquirer: (i) all documents embodying or governing such iGambit Plan; (ii) the most recent IRS determination letter with respect to such iGambit Plan; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such iGambit Plan; (v) the summary plan description for such iGambit Plan; and (vi) any insurance policy related to such iGambit Plan.

(e)                All contributions and premiums that iGambit, any of its Subsidiaries or any iGambit ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Sections 412, 430 and 431 of the Code, if any, have, to the extent due, been paid in full or properly recorded on the financial statements or records of iGambit or any of its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 306(a) of ERISA and Section 431 of the Code), or any “unpaid minimum required contribution” (as defined in Section 4971(c) of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 430(k)(n) of the Code or Section 306(g) of ERISA on the iGambit Assets or any iGambit ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

(f)                 All contributions or other amounts withheld from any employee’s pay for deposit in a 401(k) plan or for payment of any health or insurance premiums or for any other purpose with respect to an iGambit Plan have been timely deposited or transmitted to an insurance company in accordance with ERISA and applicable Department of Labor regulations and guidance.

(g)                Each of the iGambit Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

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6.15           Compliance with Laws; Governmental Approvals.

(a)                Neither iGambit nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to iGambit or any of its Subsidiaries, as applicable, or by which any iGambit Asset is bound, subject or affected, and iGambit and its Subsidiaries have filed all material reports, data and other information required to be filed with any Governmental Authority. iGambit and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for iGambit or any of its Subsidiaries, as applicable, to own, lease and operate its properties or to carry on the iGambit Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of iGambit, threatened, and, other than FINRA, no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Neither iGambit nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by iGambit or any of its Subsidiaries or that involves services furnished or data submitted by iGambit or any of its Subsidiaries.

(b)                Since December 31, 2000, no Governmental Authority or other Person has conducted, or has given iGambit or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of iGambit’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to iGambit or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by iGambit or any of its Subsidiaries. To iGambit’s Knowledge, other than normal claims disputes, none of iGambit’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither iGambit nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by iGambit or any of its Subsidiaries. All billing practices of iGambit and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither iGambit nor any of its Subsidiaries have billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither iGambit nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. iGambit and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and all Applicable Laws relating to data privacy and security. The iGambit Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither iGambit nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of iGambit’s or any of its Subsidiaries’ customers by any third party payor.

6.16           Litigation. There is no Proceeding pending or, to the Knowledge of iGambit, threatened against or affecting iGambit or any of its Subsidiaries, any iGambit Asset or the ability of iGambit or any of its Subsidiaries to consummate the Merger. None of iGambit, any of its Subsidiaries or any iGambit Asset is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the iGambit Assets, the iGambit Business or the ability of iGambit to consummate the Merger.

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6.17           Taxes.

(a)                Except as set forth on Section 6.17 of the iGambit Disclosure Schedule, since December 31, 2012, iGambit and its Subsidiaries have filed all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by iGambit and its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respect. iGambit and its Subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of all Tax Returns for the three (3) most recent years ending prior to the Signing Date, together with copies of all other Tax Returns, have been made available to Clinigence.

(b)                iGambit and its Subsidiaries have withheld or paid, with respect to their respective employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c)                Except as set forth on Section 6.17 of the iGambit Disclosure Schedule, since December 31, 2012, neither iGambit nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of iGambit, proposed against iGambit or any of its Subsidiaries. Neither iGambit nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d)                No audit or other examination of any Tax Return of iGambit or any of its Subsidiaries by any Tax Authority is presently in progress, nor has iGambit or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No claim has been made in writing by any Governmental Authority in a jurisdiction where iGambit or any of its Subsidiaries does not file Tax Returns that iGambit or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)                No adjustment relating to any Tax Returns filed or required to be filed by iGambit or any of its Subsidiaries has been proposed in writing by any Tax Authority to iGambit or any of its Subsidiaries or any representative thereof.

(f)                 Neither iGambit nor any of its Subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on their respective balance sheets as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to iGambit or any of its Subsidiaries. There are no Encumbrances with respect to Taxes on any of the iGambit Assets, other than Encumbrances which are not individually or in the aggregate material, or customary Encumbrances for current Taxes not yet due and payable.

(g)                Neither iGambit nor any of its Subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which iGambit is the parent corporation, or (B) has any liability for the Taxes of any person (other than iGambit or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither iGambit nor any of its Subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the Signing Date between current members of iGambit’s affiliated group).

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(h)                To the Knowledge of iGambit, none of the iGambit Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i)                 iGambit and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(j)                 Neither iGambit nor any of its Subsidiaries has with respect to any open taxable period applied for and been granted permission to adopt a change in their respective methods of accounting requiring adjustments under Section 481 of the Code or comparable Applicable Law.

(k)                Neither iGambit nor any of its Subsidiaries is a partner or owner in any entity classified as a partnership for federal income tax purposes.

(l)                 Neither iGambit nor any of its Subsidiaries is classified as a disregarded entity for federal and state income Tax purposes. Neither iGambit nor any of its Subsidiaries has made an election under Treasury Regulations Section 301.7701-3 with respect to itself or any Entity.

(m)              No equity options, equity appreciation rights or other equity based awards issued or granted by iGambit are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which iGambit or any of its Subsidiaries makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by iGambit or any of its Subsidiaries is or will be subject to penalties of Code Section 409A.

(n)                Neither iGambit nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(o)                Neither iGambit nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)                Neither iGambit nor any of its Subsidiaries has distributed stock of another Person, and neither iGambit nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(q)                Neither iGambit nor any of its Subsidiaries is or has been at any time during the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

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(r)                 To the best of iGambit’s Knowledge, there is no property or obligation of it, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

6.18           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of iGambit, any of its Subsidiaries or any of their respective Affiliates.

6.19           Transactions with Affiliates. Except as set forth on Section 6.19 of the iGambit Disclosure Schedule, there are no existing contracts, Merger, indebtedness or other arrangements, or any related series thereof, between iGambit, on the one hand, and any of the directors, officers or other Affiliates of iGambit, on the other hand.

6.20           Insurance Policies. iGambit has made available to Clinigence true and correct copies of all policies of insurance maintained by iGambit and its Subsidiaries covering or affecting iGambit, its Subsidiaries, the iGambit Business or any of the iGambit Assets. All such policies are valid, outstanding and enforceable and neither iGambit nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies prior to the Signing Date, and no such entity has received notice of any actual or threatened modification or cancellation of any such insurance. All premiums due and payable on or prior to the Signing Date for such insurance policies have been duly paid.

6.21           Bank Accounts. iGambit has provided to Clinigence the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which iGambit and its Subsidiaries maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

6.22           Powers of Attorney. There are no Persons who hold general or special powers of attorney from iGambit or any of its Subsidiaries.

6.23           Certain Securities Law Matters.

(a)                iGambit is not and never has been a shell company within the meaning of Rule 405 promulgated by the SEC.

(b)                No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to iGambit or, to iGambit’s Knowledge, any iGambit Covered Person (as defined in Rule 506(d)), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(c)                iGambit has filed all reports, schedules, forms, statements and other documents required to be filed by iGambit under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension or further extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of iGambit included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of iGambit and its consolidated subsidiaries and affiliates as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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6.24           Full Disclosure.

(a)                Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b)                All of the information set forth in the iGambit Disclosure Schedule and provided to Clinigence or Clinigence’ counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 7.
REPRESENTATIONS AND WARRANTIES OF CLINIGENCE

Except as set forth in the corresponding sections of the disclosure schedule of Clinigence delivered to iGambit concurrently with the execution and delivery of this Agreement (the “Clinigence Disclosure Schedule”), Clinigence hereby represents and warrants to iGambit that, as of the Signing Date and as of the Closing Date:

7.1               Organization and Qualification. Clinigence is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Clinigence, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Clinigence India is a corporation duly organized, validly existing and in good standing under the laws of India. Each of Clinigence and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Clinigence and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity (and, as of the Closing Date will be duly qualified as a foreign corporation or other entity) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in a Clinigence Material Adverse Effect.

7.2               Authority; Capacity. Clinigence has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Clinigence of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of Clinigence are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been, or will be as of the Closing Date, approved by Clinigence’s Board of Directors and the Clinigence Stockholders. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by Clinigence. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of Clinigence, enforceable against Clinigence in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

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7.3               Capitalization; Ownership of Clinigence; Debt.

(a)                Section 7.3(a) of the Clinigence Disclosure Schedule sets forth the authorized and outstanding capital of Clinigence and each of its Subsidiaries, and the names of the record owners of all of the issued and outstanding Clinigence Common Stock owned by the Clinigence Stockholders and the number of shares of Clinigence Common Stock so owned. Each share of the capital stock or equity interest of Clinigence and each of its Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any stockholder or member of Clinigence or any of its Subsidiaries. All of the issued and outstanding shares of capital stock or equity interests of Clinigence and its Subsidiaries has been issued in accordance with all applicable federal and state securities Laws.

(b)                Except as set forth in Section 7.3(a) of the Clinigence Disclosure Schedule, there are no (i) outstanding securities of Clinigence or its Subsidiaries convertible into or exchangeable for any capital stock or other equity interests or securities of Clinigence or any of its Subsidiaries; (ii) preemptive, registration or similar rights on the part of any holder of any class of securities of Clinigence or any of its Subsidiaries; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating Clinigence or any of its Subsidiaries to issue, sell, purchase or redeem, or cause to be issued, sold, purchased or redeemed, any shares of capital stock or other equity interests of Clinigence or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or interests; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any shares of the capital stock or other equity interests of Clinigence or any of its Subsidiaries; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the capital stock or other equity interests of Clinigence or any of its Subsidiaries. Neither Clinigence nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity interests, and the consummation of the Merger will not trigger any such obligation.

(c)                Section 7.3(c) of the Clinigence Disclosure Schedule sets forth as of the Signing Date a true and complete list of all Debt of Clinigence and each of its Subsidiaries that exceeds $5,000 individually or $10,000 in the aggregate, including the number of shares or other equity interests of Clinigence or its Subsidiaries into which such Debt is convertible, as applicable.

7.4               No Conflicts; Required Consents. No Consents other than those set forth in Section 7.4 of the Clinigence Disclosure Schedule are required with respect to Clinigence’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Clinigence do not and will not, with or without notice or lapse of time,

(a)                conflict with or violate the Clinigence Certificate of Incorporation;

(b)                conflict with or violate any Legal Requirement applicable to Clinigence or any of its Subsidiaries or by which any property or Assets of Clinigence or any of its Subsidiaries are bound or affected;

(c)                assuming the Consents listed in Section 7.4 of the Clinigence Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any Assets of Clinigence or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

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(d)                violate or conflict with any other restriction of any kind or character to which Clinigence or any of its Subsidiaries is subject; or

(e)                require Clinigence or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

7.5               Subsidiaries. Except for Clinigence LLC, of which Clinigence is the record and beneficial holder of all of the issued and outstanding equity interests, and Clinigence India, of which Clinigence is the record and beneficial holder of 51% of the issued and outstanding equity interests, Clinigence does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity.

7.6               Financial Statements.

(a)                Clinigence has delivered to iGambit the following financial statements (collectively, the “Clinigence Financial Statements”):

(i)                 the audited consolidated balance sheets, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, of Clinigence and its Subsidiaries as of and for the fiscal years ended December 31, 2017 and December 31, 2018, and review of the first quarter 2019 interim financial statements, together with the notes thereto; and

(ii)               the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, of Clinigence and its Subsidiaries (the “Clinigence Interim Balance Sheet”) as of the Balance Sheet Date.

(b)                All of the Clinigence Financial Statements:

(i)                 are true, accurate and complete in all material respects;

(ii)               are consistent in all material respects with the Books and Records of Clinigence and its Subsidiaries;

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(iii)             present fairly and accurately the financial condition of Clinigence and its Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Clinigence for the periods covered thereby; and

(iv)              have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

7.7               Absence of Undisclosed Liabilities. Neither Clinigence nor any of its Subsidiaries has any Liabilities other than:

(i)                 those set forth in the Clinigence Interim Balance Sheet;

(ii)               those incurred in the ordinary course of business and not required to be set forth in the Clinigence Interim Balance Sheet under GAAP and not in excess of an aggregate amount of $25,000;

(iii)             the Debt listed in Section 7.3(c) of the Clinigence Disclosure Schedule;

(iv)              those listed in Section 7.7 of the Clinigence Disclosure Schedule;

(v)                those incurred in the ordinary course of business after the Balance Sheet Date and not in excess of $25,000 in the aggregate; or

(vi)              those incurred in connection with the execution of any of the Transaction Documents.

7.8               Absence of Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement, (i) Clinigence and its Subsidiaries have conducted the Clinigence Business in the ordinary course of business, (ii) no event or circumstance has occurred that has had or is likely to have a Clinigence Material Adverse Effect, and (iii) neither Clinigence nor any of its Subsidiaries has:

(a)                Entered into any commitment or transaction in excess of $50,000 or any commitment or transaction not in the ordinary course of business;

(b)                Entered into any transaction with its officers, directors, managers, members or stockholders, or their Affiliates, except pursuant to a binding agreement effective as of the Signing Date and disclosed to iGambit in writing;

(c)                Amended or otherwise modified the material terms of any Clinigence Material Contract or Governmental Approval except as approved in writing by iGambit;

(d)                Commenced a Proceeding other than for the routine collection of bills;

(e)                Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;

(f)                 Took any action or failed to take any action that could reasonably be expected to cause or result in a Clinigence Material Adverse Effect; or

(g)                Entered into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 7.8, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

7.9               Material Contracts.

(a)                Section 7.9(a) of the Clinigence Disclosure Schedule provides a true and complete list of each of the following contracts to which Clinigence or any of its Subsidiaries is party other than this Agreement (collectively, the “Clinigence Material Contracts”):

(i)                 All leases for real property used by Clinigence or any of its Subsidiaries and all leases of personal property and any Contract affecting any right, title or interest in or to real property;

(ii)               All Contracts with Persons who are Service Providers, and all Clinigence Plans;

(iii)             Any Contract involving financing or borrowing of money, or evidencing indebtedness; any liability for borrowed money; any letters of credit; any obligation for the deferred purchase price of property in excess of $25,000; or guaranteeing in any way any Contract in connection with any Person;

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(iv)              Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v)                Any Contract with any Governmental Authority;

(vi)              Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(vii)            Any Contract for the purchase or sale of any Assets of Clinigence or any of its Subsidiaries other than in the ordinary course of business or for the option or preferential rights to purchase or sell any Assets of Clinigence or any of its Subsidiaries;

(viii)          Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Clinigence or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Clinigence Business;

(ix)              Any Contract related to the acquisition of a business or the equity of any other Entity or the sale of Clinigence or any of its Subsidiaries or any Asset of Clinigence or any of its Subsidiaries;

(x)                Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, Clinigence or any of its Subsidiaries and an Affiliate thereof;

(xi)              Any proposed arrangement of a type that, if entered into, would be a Contract described in any of Section 7.9(a)(i) through 7.9(a)(x) above.

(b)                True and complete copies of each written Clinigence Material Contract and true and complete written summaries of each oral Clinigence Material Contract (including all amendments, supplements, modifications and waivers thereto) have been provided to iGambit by Clinigence.

(c)                Each Clinigence Material Contract is currently valid, in full force and effect, and is enforceable by Clinigence or its Subsidiaries, as applicable, in accordance with its terms.

(d)                Neither Clinigence nor any of its Subsidiaries is in default, and no party has notified Clinigence or any of its Subsidiaries in writing that Clinigence or any of its Subsidiaries is in default, under any Clinigence Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(i)                 result in a violation or breach of any of the provisions of any Clinigence Material Contract;

(ii)               give any Person the right to declare a default or exercise any remedy under any Clinigence Material Contract;

(iii)             give any Person the right to accelerate the maturity or performance of any Clinigence Material Contract or to cancel, terminate or modify any Clinigence Material Contract; or

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(iv)              otherwise have an Clinigence Material Adverse Effect in connection with any Clinigence Material Contract.

(e)                Neither Clinigence nor any of its Subsidiaries has waived any of its rights under any Clinigence Material Contract.

(f)                 The performance of the Clinigence Material Contracts will not result in any violation of or failure by Clinigence or any of its Subsidiaries to comply in all material respects with any Legal Requirement.

(g)                The Clinigence Material Contracts constitute all of the Contracts necessary to enable Clinigence and its Subsidiaries to conduct the Clinigence Business in the manner in which such Clinigence Business is currently being conducted.

(h)                The consummation of the Merger shall not result in Clinigence or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Clinigence Business.

7.10           Title; Sufficiency; Condition of Assets. Clinigence or its Subsidiaries has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties reasonably necessary for the conduct of the Clinigence Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances. No Assets, licenses or other rights that are used in the Clinigence Business are held by any Clinigence Stockholder or any Affiliate of any such stockholder. The Assets and leasehold improvements of Clinigence and its Subsidiaries are in good operating condition, reasonable wear and tear excepted, and are adequate for the purposes for which they are being used.

7.11           Leased Real Property.

(a)                Neither Clinigence nor any of its Subsidiaries owns or has ever owned any real property. Clinigence or its Subsidiaries has a valid, binding and enforceable leasehold interest in each of the leased real properties (collectively, the “Clinigence Facilities”) listed in Section 7.11(a) of the Clinigence Disclosure Schedule, free and clear of any Encumbrances, except for Clinigence Facility Leases and Permitted Encumbrances. Each lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be delivered to iGambit on or before Closing), evidencing such leased real property (the “Clinigence Facility Leases”) is also listed in Section 7.11(a) of the Clinigence Disclosure Schedule. Section 7.11(a) of the Clinigence Disclosure Schedule sets forth, in respect of each Clinigence Facility Lease, the date and name of the parties to such Clinigence Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the Signing Date. Clinigence or its Subsidiaries presently occupies each of Clinigence Facilities free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than Clinigence, its Subsidiaries or the applicable landlord) a right of use or occupancy of any portion of any Clinigence Facility. Clinigence’s or its Subsidiaries’ possession and quiet enjoyment of Clinigence Facilities under each of Clinigence Facility Leases has not been disturbed and there are no material disputes with respect to any of Clinigence Facility Leases. Each Clinigence Facility Lease is valid and in full force and effect, and, to Clinigence’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any Clinigence Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder. All Clinigence Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any Clinigence Facility in excess of $25,000. No security deposit or portion thereof deposited with respect to any Clinigence Facility Lease has been applied in respect of a breach of or default under any of Clinigence Facility Leases that has not been re-deposited in full. Neither Clinigence nor any of its Subsidiaries owes and will not in the future owe any brokerage commissions or finder’s fees with respect to any of Clinigence Facility Leases. There are no material unsatisfied capital expenditure requirements or remodeling obligations of Clinigence or any of its Subsidiaries under any of Clinigence Facility Leases, other than ordinary maintenance and repair obligations. Neither Clinigence nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy any of Clinigence Facilities arising under Clinigence Facility Leases or granted any other security interest in any Clinigence Facility Lease or any interest therein. Neither Clinigence nor any of its Subsidiaries has made any material modifications to Clinigence Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Clinigence Facility Lease.

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(b)                Neither Clinigence nor any of its Subsidiaries has any leasehold interest in any leased real property other than Clinigence Facilities. Prior to the Signing Date, Clinigence has provided iGambit with true, correct and complete copies of all Clinigence Facility Leases, including all amendments and supplements thereto. The Clinigence Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which Clinigence or its Subsidiaries is a party. The Clinigence Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto. No delivery date of any Clinigence Facilities under any Clinigence Facility Leases has been accelerated and the premises not yet delivered.

(c)                Neither Clinigence nor any of its Subsidiaries has received any written notice that its occupancy, use or the condition of any Clinigence Facility is in violation of any Applicable Laws, zoning ordinances or land use restrictions. There are no encroachments on the leased real property or any Clinigence Facility and no encroachment of any improvements to each onto adjacent property. Each Clinigence Facility is in good and operable condition and repair and in material compliance with all Applicable Laws.

(d)                Neither Clinigence nor any of its Subsidiaries knows of any facts that would adversely affect the possession, use or occupancy of any of any leased real property or any Clinigence Facility. No portion of any leased real property nor any Clinigence Facility is currently subject to any condemnation proceedings, and, to the Knowledge of Clinigence, no condemnation or taking is threatened or contemplated.

(e)                Clinigence or its Subsidiaries possesses all easements, rights, licenses, permits and approvals necessary to continue operation of the Clinigence Business including those related to the leased real property and any Clinigence Facility copies of which, to the extent in Clinigence’s possession, have been provided to Clinigence.

(f)                 All utilities serving the leased real property and each Clinigence Facility are adequate to operate each in the manner it is currently operated and, to the Knowledge of Clinigence, all utility lines, pipes, hook-ups and wires serving the leased real property and each Clinigence Facility are located within recorded easements for the benefit of each or in a public right-of-way, and any associated charges accrued to date have been fully paid.

7.12           Intellectual Property.

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(a)                Section 7.12 of the Clinigence Disclosure Schedule sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of Clinigence or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by Clinigence or any of its Subsidiaries (collectively, the “Clinigence Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such Clinigence Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. Clinigence or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of Clinigence Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b)                Each item of Clinigence Intellectual Property is owned solely by or is duly and validly licensed to Clinigence or its Subsidiaries for use in the manner currently used by Clinigence or its Subsidiaries in the conduct of the Clinigence Business, free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of Clinigence Intellectual Property owned by Clinigence or its Subsidiaries is valid, subsisting, in full force and effect and, to Clinigence’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of Clinigence Intellectual Property. The Clinigence Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the Clinigence Business.

(c)                No Person who has licensed Intellectual Property to Clinigence or any of its Subsidiaries has ownership rights or license rights to improvements made by Clinigence or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. Clinigence has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in Clinigence Intellectual Property to any Person.

(d)                All material registration, maintenance and renewal fees due and payable in connection with each item of Clinigence Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such Clinigence Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the PTO, the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To Clinigence’s Knowledge, there are no actions that must be taken by Clinigence or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Clinigence Registered Intellectual Property Rights. Clinigence or its Subsidiaries have timely recorded an assignment of each Registered Intellectual Property Right assigned to Clinigence or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All Clinigence Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e)                Clinigence and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and Clinigence’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of Clinigence or its Subsidiaries, respectively. Neither Clinigence nor any of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Clinigence Business or the Assets of Clinigence or any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does Clinigence have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

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(f)                 The operation of the Clinigence Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Clinigence nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any Clinigence Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Clinigence have Knowledge of any basis therefor).

(g)                To Clinigence’s Knowledge, no Person is violating, infringing or misappropriating any Clinigence Intellectual Property. Neither Clinigence nor any of its Subsidiaries has made any such claims against any Person with respect to any Clinigence Intellectual Property, and neither Clinigence nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Clinigence Intellectual Property.

(h)                There are no Proceedings to which Clinigence or any of its Subsidiaries is a party before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Clinigence Intellectual Property, including any Clinigence Registered Intellectual Property Rights and, to Clinigence’s Knowledge, no such Proceedings are threatened.

(i)                 No Clinigence Intellectual Property or Clinigence Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by Clinigence or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such Clinigence Intellectual Property.

(j)                 Neither this Agreement nor the consummation of the Merger will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material Clinigence Intellectual Property, (ii) result in (x) Clinigence or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any Clinigence Intellectual Property, including any release of Clinigence Intellectual Property from escrow; (y) Clinigence, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the Clinigence Business; or (z) Clinigence, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k)                No current or former Service Provider of Clinigence or any of its Subsidiaries: (i) is, to Clinigence’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, Clinigence or any of its Subsidiaries; or (ii) to Clinigence’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Clinigence or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to Clinigence or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to Clinigence or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

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(l)                 Clinigence and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of Clinigence and its Subsidiaries in, to and under the Clinigence Intellectual Property.

(m)              Section 7.12(m) of the Clinigence Disclosure Schedule lists all Open Source Software incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any Clinigence Product (or any part thereof) or otherwise used in any manner that may subject any Clinigence Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any Clinigence Products, neither Clinigence nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any Clinigence Products, any rights or immunities under any Clinigence Products. Clinigence and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for Clinigence and its Subsidiaries. With respect to any Open Source Software that is or has been used by or for Clinigence or any of its Subsidiaries in any way, Clinigence and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

(n)                Neither Clinigence nor any of its Subsidiaries has (i) licensed any of the software included in any Clinigence Products or Clinigence Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Clinigence or any of its Subsidiaries (or any Person acting on behalf of Clinigence or any of its Subsidiaries) of any source code included in any Clinigence Products or Clinigence Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for Clinigence or any of its Subsidiaries in the ordinary course of business.

7.13           Service Providers.

(a)                Service Providers and Contracts. No Service Provider of Clinigence or any of its Subsidiaries has been granted the right to continued employment by Clinigence or any of its Subsidiaries, as applicable, or to any compensation following termination of employment with Clinigence or any of its Subsidiaries. Clinigence does not have any Knowledge that any Service Provider of Clinigence or any of its Subsidiaries intends to terminate his or her employment or other engagement with Clinigence or any of its Subsidiaries, nor does Clinigence or any of its Subsidiaries have a present intention to terminate the employment or engagement of any Service Provider.

(b)                Compensation. Clinigence has made available to iGambit an accurate, correct and complete list of all:

(i)                 current Service Providers of Clinigence and its Subsidiaries, including each Service Provider’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

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(ii)               individuals who are currently performing services for Clinigence or any of its Subsidiaries related to the Clinigence Business who are classified as “consultants” or “independent contractors,”

(iii)             bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Service Provider since the Balance Sheet Date,

(iv)              increases in any Service Provider’s wage, salary or other compensation since the Balance Sheet Date, and

(v)                increases or changes in any other benefits or insurance provided to any Service Provider since the Balance Sheet Date. No Service Provider of Clinigence or any of its Subsidiaries is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)                Disputes. There are no claims, disputes or controversies pending or, to Clinigence’s Knowledge, threatened involving any Service Provider or group of Service Providers. Neither Clinigence nor any of its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)                Wage and Hour Liabilities. Neither Clinigence nor any of its Subsidiaries has (i) any overtime, meal period, break period, hours of service or wage and hour obligation or liability of whatsoever kind with respect to any of its past or current Service Providers or any liability for failure to comply with any Applicable Law relating to any of the foregoing, or (ii) any obligation or liability for any payment to any trust, pension or other fund, including union trust funds, or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers’ compensation benefits, social security, disability or other benefits for its Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)                Labor Relations. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of Clinigence, threatened between Clinigence or any of its Subsidiaries, on one hand, and any of their respective Service Providers, and neither Clinigence nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(f)                 Compliance with Employment Laws. Clinigence and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Service Providers of Clinigence and its Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither Clinigence nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration laws. Since January 1, 2015, neither Clinigence nor any of its Subsidiaries has received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

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(g)                FLSA. Since January 1, 2015, for purposes of the FLSA and all other Applicable Laws, (i) all individuals characterized and treated by Clinigence or any of its Subsidiaries as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and Applicable Laws are or have been properly classified.

(h)                Compliance with Legal Requirements. Clinigence and its Subsidiaries have complied in all material respects with all Legal Requirements related to the employment or engagement of their respective Service Providers, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Neither Clinigence nor any of its Subsidiaries has any Liability under any Legal Requirements related to employment and attributable to an event occurring or a state of facts existing on or prior to the Signing Date or the Closing Date.

7.14           Clinigence Benefit Plans.

(a)                Section 7.14(a) of the Clinigence Disclosure Schedule lists each employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code, which now are or ever have been maintained by Clinigence or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “Clinigence ERISA Affiliate”), or to which any Clinigence ERISA Affiliate now has or since December 31, 2016 has had an obligation to contribute (the “Clinigence Plans”). Section 7.14(a) of the Clinigence Disclosure Schedule identifies each of the Clinigence Plans that is an ERISA Plan. No event has occurred nor has there been any omission which would result in violation of any laws, rulings, or regulations applicable to any employee benefit plan. There are no claims pending or, to the Knowledge of the Clinigence, threatened with respect to any employee benefit plan, other than claims for benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan.

(b)                Each Clinigence Plan that is intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code is identified as a “Qualified Plan” on the schedule of employee benefit plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified. No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Internal Revenue Code, or which would cause the Clinigence to incur liability for any excise tax under the Internal Revenue Code with respect to the maintenance, operation, or any other aspect of any such Qualified Plan.

(c)                With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by the Clinigence, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.

(d)                With respect to each Clinigence Plan maintained by the Clinigence within the three years preceding the Closing, complete and correct copies of the following documents have been delivered to the Acquirer: (i) all documents embodying or governing such Clinigence Plan; (ii) the most recent IRS determination letter with respect to such Clinigence Plan; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Clinigence Plan; (v) the summary plan description for such Clinigence Plan; and (vi) any insurance policy related to such Clinigence Plan.

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(e)                All contributions and premiums that Clinigence, any of its Subsidiaries or any Clinigence ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Sections 412, 430 and 431 of the Code, if any, have, to the extent due, been paid in full or properly recorded on the financial statements or records of Clinigence or any of its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 306(a) of ERISA and Section 431 of the Code), or any “unpaid minimum required contribution” (as defined in Section 4971(c) of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 430(k)(n) of the Code or Section 306(g) of ERISA on the Clinigence Assets or any Clinigence ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

(f)                 All contributions or other amounts withheld from any employee’s pay for deposit in a 401(k) plan or for payment of any health or insurance premiums or for any other purpose with respect to an Clinigence Plan have been timely deposited or transmitted to an insurance company in accordance with ERISA and applicable Department of Labor regulations and guidance.

(g)                Each of the Clinigence Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

7.15           Compliance with Laws; Governmental Approvals.

(a)                Neither Clinigence nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to Clinigence or any of its Subsidiaries, or by which any Asset of Clinigence or any of its Subsidiaries is bound, subject or affected, and Clinigence and its Subsidiaries have timely filed all material reports, data and other information required to be filed with any Governmental Authority. Clinigence and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for Clinigence and its Subsidiaries to own, lease and operate its properties or to carry on the Clinigence Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Clinigence, threatened, and no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Neither Clinigence nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by Clinigence or any of its Subsidiaries or that involves services furnished or data submitted by Clinigence or any of its Subsidiaries.

(b)                No Governmental Authority or other Person has conducted, or has given Clinigence or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of Clinigence’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to Clinigence or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by Clinigence or any of its Subsidiaries. To Clinigence’s Knowledge, other than normal claims disputes, none of Clinigence’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither Clinigence nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Clinigence or any of its Subsidiaries. All billing practices of Clinigence and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither Clinigence nor any of its Subsidiaries has billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither Clinigence nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Clinigence and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under HIPAA, and all Applicable Laws relating to data privacy and security. The Clinigence Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither Clinigence nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of Clinigence’s or any of its Subsidiaries’ customers by any third party payor.

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7.16           Litigation. There is no Proceeding pending or, to the Knowledge of Clinigence, threatened against or affecting Clinigence, any of its Subsidiaries, any Assets of Clinigence or its Subsidiaries or the ability of Clinigence to consummate the Merger. None Clinigence or any of its Subsidiaries nor any Assets of Clinigence or any of its Subsidiaries is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the Assets of Clinigence or any of its Subsidiaries, the Clinigence Business or the ability of Clinigence to consummate the Merger.

7.17           Taxes.

(a)                Each of Clinigence and its Subsidiaries has duly and timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct and complete in all material respect. Clinigence and its Subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of all Tax Returns for the three (3) most recent years ending prior to the Signing Date have been made available to iGambit.

(b)                Clinigence and its Subsidiaries have withheld or paid, with respect to Clinigence’s and its Subsidiaries’ employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c)                Neither Clinigence nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of Clinigence, proposed against Clinigence or any of its Subsidiaries. Neither Clinigence nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d)                No audit or other examination of any Tax Return of Clinigence or any of its Subsidiaries by any Tax Authority is presently in progress, nor has Clinigence or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No claim has been made in writing by any Governmental Authority in a jurisdiction where Clinigence or any of its Subsidiaries does not file Tax Returns that Clinigence or such Subsidiary is or may be subject to taxation by that jurisdiction.

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(e)                No adjustment relating to any Tax Returns filed or required to be filed by Clinigence or any of its Subsidiaries has been proposed in writing by any Tax Authority to Clinigence or any of its Subsidiaries or any representative thereof.

(f)                 Neither Clinigence or any of its Subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on Clinigence’s balance sheet as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Clinigence or any of its Subsidiaries. There are no Encumbrances with respect to Taxes on any of the Assets of Clinigence or any of its Subsidiaries, other than Encumbrances which are not individually or in the aggregate material, or customary Encumbrances for current Taxes not yet due and payable.

(g)                Neither Clinigence nor any of its Subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which Clinigence is the parent corporation or (B) has any liability for the Taxes of any person (other than Clinigence or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Clinigence nor any of its Subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the Signing Date between current members of Clinigence’s affiliated group).

(h)                To the Knowledge of Clinigence, none of the Assets of Clinigence or any of its Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i)                 Clinigence and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(j)                 Neither Clinigence nor any of its Subsidiaries has with respect to any open taxable period applied for or been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable Applicable Law.

(k)                Neither Clinigence nor any of its Subsidiaries is a partner or owner in any entity classified as a partnership for federal income tax purposes.

(l)                 Neither Clinigence nor any of its Subsidiaries is classified as a disregarded entity for federal and state income Tax purposes. Clinigence has not made an election under Treasury Regulations Section 301.7701-3 with respect to itself or any Entity.

(m)              No equity options, equity appreciation rights or other equity based awards issued or granted by Clinigence or any of its Subsidiaries are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which Clinigence or any of its Subsidiaries makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by Clinigence or any of its Subsidiaries is or will be subject to penalties of Code Section 409A.

(n)                There is no property or obligation of Clinigence, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

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(o)                Neither Clinigence nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(p)                Neither Clinigence nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(q)                Neither Clinigence nor any of its Subsidiaries has distributed stock of another Person, and neither Clinigence nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(r)                 Neither Clinigence nor any of its Subsidiaries is or has been at any time during the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(s)                 To the best of Clinigence’s Knowledge, there is no property or obligation of it, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

7.18           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Clinigence or any of its Subsidiaries.

7.19           Transactions with Affiliates. There are no existing contracts, Merger, indebtedness or other arrangements, or any related series thereof, between Clinigence or any of its Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of Clinigence or any of its Subsidiaries, on the other hand.

7.20           Insurance Policies. Clinigence has made available to iGambit true and correct copies of all policies of insurance maintained by Clinigence and its Subsidiaries covering or affecting Clinigence, its Subsidiaries the Clinigence Business or any of the Assets of Clinigence or any of its Subsidiaries. All such policies are valid, outstanding and enforceable and neither Clinigence nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies prior to the Signing Date, nor has Clinigence or any of its Subsidiaries received notice of any actual or threatened modification or cancellation of any such insurance. All premiums due and payable on or prior to the Signing Date for such insurance policies have been duly paid.

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7.21           Bank Accounts. Clinigence has provided to iGambit the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Clinigence or any of its Subsidiaries maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

7.22           Powers of Attorney. There are no Persons who hold general or special powers of attorney from Clinigence or any of its Subsidiaries.

7.23           Full Disclosure.

(a)                Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b)                All of the information set forth in the Clinigence Disclosure Schedule and provided to iGambit or iGambit’s counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 8.
ADDITIONAL AGREEMENTS

8.1               Expenses. Whether or not the Merger is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Merger, shall be the obligation of the respective party incurring such fees and expenses.

8.2               Tax Returns.

(a)                As soon as reasonably practicable after the Closing, Clinigence and its Subsidiaries shall prepare, or cause to be prepared, all Tax Returns of Clinigence and its Subsidiaries required to be filed under applicable Law on or prior to the Closing Date (the “Clinigence Pre-Closing Tax Returns”) and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of such Tax Returns. Each such Clinigence Pre-Closing Tax Return shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law. Clinigence shall provide iGambit with a copy of each such Tax Return for its review, comment and approval no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, Clinigence shall revise such Tax Returns to reflect iGambit’s reasonable comments, and Clinigence shall timely file the foregoing unless iGambit withholds its consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Clinigence stockholders shall be responsible for the payment of all Taxes shown to be due or that may come to be due on such Clinigence Pre-Closing Tax Returns. At the time of the filing of the Clinigence Pre-Closing Tax Returns, Clinigence shall contemporaneously deliver to iGambit an executed copy of all final Tax Returns along with copies of payments submitted with those Tax Returns.

(b)                iGambit shall prepare or cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required by Law to be filed by Clinigence or any of its Subsidiaries after the Closing Date. If such Tax Return is a federal income Tax Return or reports a material Liability for Taxes, iGambit will, at least twenty (20) days prior to the due date for filing such Tax Return (taking into account valid extensions thereto), provide Clinigence with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested in writing for review and comment. iGambit will consider in good faith any reasonable comments or suggestions made by the Signing Stockholders. All Taxes that are due and payable with respect to Tax Returns described in this Section 8.2(b) shall be the responsibility of the Clinigence Stockholders to the extent they constitute Pre-closing Taxes. The Tax Returns described in this Section 8.2(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law.

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(c)                The portion of any Tax that is allocable to the portion of any Straddle Period that ends on the Closing Date will be: (A) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, (iii) that are real property Taxes, personal property Taxes and similar ad valorem Taxes, or (iv) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (B) in the case of other Taxes, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

8.3               Schedules. The parties hereto acknowledge and agree that, in the interest of expediting the execution and delivery of this Agreement, they have not delivered all of the Schedules to this Agreement prior to the Signing Date, and it is expressly contemplated that the parties will supplement any such Schedules delivered on or prior to the Signing Date and add additional Schedules after the Signing Date but prior to the Closing Date so that the Schedules shall be accurate and complete as of the Closing Date. If Clinigence discloses any facts, circumstances or matters not disclosed in any Schedules delivered on or prior to the Signing Date that, individually or in the aggregate, could reasonably be expected to result in a Clinigence Material Adverse Effect, then iGambit may elect to terminate this Agreement pursuant to Section 10.1(a)(v). If iGambit discloses any facts, circumstances or matters not disclosed in any Schedules delivered on or prior to the Signing Date that, individually or in the aggregate, could reasonably be expected to result in an iGambit Material Adverse Effect, then Clinigence may elect to terminate this Agreement pursuant to Section 10.1(a)(vi).

8.4               Voting Agreement. Until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Signing Stockholder shall vote the shares of iGambit stock owned by him (or provide his written consent) in favor of the approval of this Agreement and the Merger and against the approval of any proposal made in opposition to, or in competition with, this Agreement or the Merger, including any Acquisition Transaction. The Signing Stockholder hereby agrees, during the period commencing on the Signing Date and ending at the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly provided in this Agreement, not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any of the shares of iGambit owned by him. Notwithstanding anything to the contrary in this Agreement, the obligations of the Signing Stockholder under this Agreement shall survive the termination of this Agreement.

8.5               iGambit Board Observer Rights. Promptly following the Closing, iGambit shall enter into an agreement with the Signing Stockholder granting him customary observer rights with respect to the iGambit Board for two (2) years following the Closing.

8.6               HealthDatix Florida Management Team. iGambit shall use its commercially reasonable efforts to retain (and, to the extent required, obtain the necessary consents to the Merger from) the management team of HealthDatix Florida, consisting of Jerry Robinson, Mary Joe Robinson, Kathleen Shepherd and Mario Arnaoutoglou-Andreou (the “HealthDatix Florida Management Team”). Following the Closing, iGambit and Clinigence agree not to terminate any member of the HealthDatix Florida Management Team prior to the second anniversary of the Closing except for cause, as determined in good faith by the iGambit Board.

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ARTICLE 9.
CONDITIONS TO CLOSING

9.1               Conditions Precedent to Obligations of Clinigence. The obligations of Clinigence to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Clinigence in writing:

(a)                Representations and Warranties. The representations and warranties of iGambit, Merger Sub and the Signing Stockholder set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)                Performance of Obligations. iGambit, Merger Sub and the Signing Stockholder shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement, including those set forth in Section 4.1, and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                No Material Adverse Effect. There shall have been no iGambit Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to Clinigence.

(e)                Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise materially adversely affects in any respect the right or ability of Clinigence to own, operate or control iGambit or the iGambit Assets, or Clinigence or the Clinigence Business, respectively, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f)                 Stockholder Consent. Clinigence shall have obtained the requisite consent of its stockholders in accordance with the laws of the State of Delaware, the Clinigence Certificate of Incorporation or related documents, and any agreements applicable to Clinigence approving this Agreement, the other Transaction Documents to which iGambit is a party and the consummation of the Merger.

(g)                Consents Under Specified iGambit Contracts. iGambit shall have obtained all requisite third party Consents to the consummation of the Merger under those iGambit Contracts set forth in Schedule 9.1(g) (each, a “Specified iGambit Contract”).

(h)                Consents Under Specified Clinigence Contracts. Clinigence shall have obtained all requisite third party Consents to the consummation of the Merger under those Clinigence Contracts set forth in Schedule 9.1(h) (each, a “Specified Clinigence Contract”).

(i)                 Closing Deliveries. iGambit and the Signing Stockholder shall have delivered to Clinigence all of the closing documents and agreements set forth in Section 5.1.

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(j)                 OTCQB Qualified. iGambit shall be OTCQB qualified and its securities shall be DTC eligible.

(k)                Securities Filings. iGambit shall have filed all forms, reports, statements and documents required to be filed by it with the SEC, including information required pursuant to Rule 14f-1 of the Exchange Act regarding the Merger.

(l)                 Form 8-K. iGambit and Clinigence shall have prepared a draft current report on Form 8-K with respect to the Merger in a form reasonably satisfactory to Clinigence, which will be filed with the SEC immediately following the Effective Time.

(m)              FINRA Approvals. iGambit shall have provided required notice to FINRA of the transactions set forth in Section 4.1 (including the reverse stock split and name change) and of the Merger, and obtained all required FINRA approvals related to the Merger.

(n)                Clinigence Audit. The audit of Clinigence by its accountants shall have been completed.

(o)                Clinigence Audited Financial Statements. Clinigence shall have completed two years of audited financial statements.

(p)                Dissenting Shares. The number of shares of Clinigence Common Stock that are Dissenting Shares shall be less than five percent (5%) of the aggregate number of shares of Clinigence Common Stock issued and outstanding immediately prior to the Effective Time.

9.2               Conditions Precedent to Obligations of iGambit and the Signing Stockholder. The obligations of iGambit and the Signing Stockholder to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by iGambit and the Signing Stockholder in writing:

(a)                Representations and Warranties. The representations and warranties of Clinigence set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)                Performance of Obligations. Clinigence shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                No Material Adverse Effect. There shall have been no Clinigence Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to iGambit.

(e)                Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise materially adversely affects in any respect the right or ability of Clinigence to own, operate or control iGambit or the iGambit Assets, or Clinigence or the Clinigence Business, respectively, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

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(f)                 Consents Under Specified Clinigence Contracts. Clinigence shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified Clinigence Contracts.

(g)                Consents Under Specified iGambit Contracts. iGambit shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified iGambit Contracts.

(h)                Closing Deliveries. Clinigence shall have delivered to iGambit all of the closing documents and agreements set forth in Section 5.2.

(i)                 OTCQB Qualified. iGambit shall be OTCQB qualified and its securities shall be DTC eligible.

(j)                 Form 8-K. iGambit and Clinigence shall have prepared a draft current report on Form 8-K with respect to the Merger in a form reasonably satisfactory to Clinigence, which will be filed with the SEC immediately following the Effective Time.

(k)                Clinigence Audit. The audit of Clinigence by its accountants shall have been completed along with a clean opinion of such accounting firm.

(l)                 Clinigence Audited Financial Statements. Clinigence shall have completed two years of audited financial statements and a review of the interim, unaudited financial statements for the first quarter of 2019.

(m)              Dissenting Shares. The number of shares of Clinigence Common Stock that are Dissenting Shares shall be less than five percent (5%) of the aggregate number of shares of Clinigence Common Stock issued and outstanding immediately prior to the Effective Time.

ARTICLE 10.
TERMINATION

10.1           Termination.

(a)                Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(i)                 by the mutual written consent of Clinigence and iGambit;

(ii)               by Clinigence, if iGambit, the Signing Stockholder and/or Merger Sub is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.1, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iii)             by iGambit, if Clinigence is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.2, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iv)              by either Clinigence or iGambit if the Closing has not occurred on or prior to November 30, 2019, or such later date as mutually agreed to in writing by the parties, for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date;

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(v)                by iGambit, pursuant to Section 8.3;

(vi)              by Clinigence, pursuant to Section 8.3; and

(vii)            by iGambit if: (A) less than twenty (20) days have passed since the mailing of the iGambit Information Statement; (B) (w) the iGambit Board has determined that an Acquisition Proposal constitutes a Superior Offer (provided that such Acquisition Proposal was not solicited in violation of Section 4.6), (x) iGambit has provided at least ten (10) days’ prior written notice to Clinigence of such determination (which notice shall specify the material terms and conditions of any such Superior Offer (including the identity of the party making such Superior Offer), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Offer and other material documents, including the then current form of the definitive agreement with respect to such Superior Offer), (y) iGambit has negotiated in good faith with Clinigence to amend the terms of this Agreement so that the Superior Offer would no longer constitute a Superior Offer, (z) ten (10) days have elapsed since such notice to iGambit and the Acquisition Proposal remains a Superior Offer (it being understood that any material revision or amendment to the terms of such Acquisition Proposal shall require a new notice to Clinigence); and (C) concurrently with the termination hereunder, iGambit enters into a definitive acquisition agreement providing for the Superior Offer; provided, that iGambit shall pay to Clinigence, in immediately available funds, an amount equal to (i) $400,000, (ii) all out of pocket expenses incurred by Clinigence in connection with the transactions contemplated herein and (iii) the outstanding principal balance and accrued interest outstanding (payable at the default rate thereunder) on the promissory notes in favor of Clinigence, the total sum amount of which shall be due and payable immediately upon such termination.

(b)                Effect of Termination. If this Agreement is terminated in accordance with Section 10.1(a), all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Section 10.1 and in ARTICLE 11; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 11.
MISCELLANEOUS PROVISIONS

11.1           Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by Clinigence, iGambit, and the Signing Stockholder. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2           Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

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If to Clinigence:

Clinigence Holdings, Inc.

55 Ivan Allen Jr. Blvd. NW, #875

Atlanta, GA 30308

Attention: Jacob Margolin

Warren Hosseinion

Telephone No.: (678) 778-5844
E-mail: kobi.margolin@clinigence.com

warren.hosseinion@clinigence.com

Following Closing, with a copy, which shall not constitute notice, given in the manner prescribed above, to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111-3598
Attention: P. Rupert Russell, Esq.
Telephone No.: (415) 421-6500
Facsimile No.: (415) 421-2922
Email: rrussell@sflaw.com

If to iGambit, Merger Sub or the Signing Stockholder:

iGambit, Inc.

1050 W. Jericho Turnpike, Suite A

Smithtown, New York 11787

Attention: Elisa Luqman
Telephone No.: [_]

E-mail: elisa@igambit.com

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Dickinson Wright PLLC
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Attention: Joel Mayersohn, Esq.
Telephone No.: (954)-991-5426
E-mail: jmayersohn@dickisonwright.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

11.3           Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

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11.4           Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5           Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the iGambit Disclosure Schedule or Clinigence Disclosure Schedule, respectively, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) that are contained in the corresponding Section of this Agreement (except to the extent that the relevance of such disclosure to other Sections and subsections of the iGambit Disclosure Schedule and Clinigence  Disclosure Schedule, respectively, is reasonably apparent from the context of the disclosure or such disclosure is specifically cross referenced in another part of the iGambit Disclosure Schedule or Clinigence  Disclosure Schedule, respectively, in which event such disclosure shall be deemed to relate to such other part of the iGambit Disclosure Schedule or Clinigence  Disclosure Schedule, respectively).

11.6           Assignments Prohibited; Successors and Assigns. No Person shall assign, suffer, or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Clinigence. Clinigence shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of iGambit, except that no such prior written consent shall be required for any assignment or deemed assignment in connection with (a) any sale or transfer for value of all or substantially all of the assets or business of Clinigence (whether by sale of assets, sale of equity, merger, recapitalization, reorganization or similar transaction), (b) any change in the jurisdiction in which Clinigence is organized or incorporated or (c) in connection with any bona fide initial public offering of Clinigence. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.7           No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.8           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.9           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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11.10        Entire Agreement. This Agreement (which per Section 11.4 includes all Exhibits and Schedules attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

11.11        Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

11.12        Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

11.13        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Delaware, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District of Delaware. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.14        Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX MERGER AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

11.15        Provisional Relief; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in Section 11.13, in addition to any other remedy to which they are entitled at law or in equity.

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11.16        Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

11.17        Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger contemplated by this Agreement.

11.18        Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Pages Follow]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

CLINIGENCE:

Clinigence Holdings, Inc.

By:	/s/ Jacob Margolin
Jacob Margolin
President

By:	/s/ Warren Hosseinion
Warren Hosseinion
Chairman of the Board

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IGAMBIT:

iGambit, Inc.

By:	/s/ John Salerno
John Salerno
Chief Executive Officer

MERGER SUB:

HealthDatix, Inc.

By:	/s/ John Salerno
John Salerno
Chief Executive Officer

SIGNING STOCKHOLDER:

/s/ John Salerno
John Salerno

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SCHEDULES AND EXHIBITS

Schedule 1	Definitions
Schedule 2.6	Directors and Officers of Surviving Corporation
Schedule 4.1	Conversion of iGambit Deferred Compensation
Schedule 6	iGambit Disclosure Schedule
Schedule 7	Clinigence Disclosure Schedule
Schedule 9.1(g)	Specified iGambit Contracts
Schedule 9.1(h)	Specified Clinigence Contracts

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SCHEDULE 1
Definitions

“Acquisition Proposal” has the meaning specified in Section 4.6.

“Acquisition Transaction” has the meaning specified in Section 4.6.

“Affiliate” means, with respect to a specified Person, (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; (b) any Person who is a director, officer, manager or general partner (i) of such specified Person, or (ii) of any Person described in clause (a) above; or (c) any Person who is related to a Person described in clauses (a) or (b) above by blood or marriage. For the purposes of this definition, (1) ”control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (2) ”control” shall be deemed to include ownership of 50% or more of the voting securities of such specified Person.

“Agreement” means this Agreement and Plan of Merger (including the iGambit Disclosure Schedule, the Clinigence Disclosure Schedule, and all other schedules and exhibits attached hereto), as amended from time to time.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” means, with respect to iGambit, Clinigence or their respective Subsidiaries, as applicable, all of the assets whether real, personal, tangible or intangible used or held for use in connection with the iGambit Business or the Clinigence Business, as applicable, all of which are owned or leased by such Person.

“Balance Sheet Date” means March 31, 2019.

“Books and Records” means all books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records of iGambit, Clinigence or their respective Subsidiaries, as applicable, on whatever medium.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Applicable Law to close.

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Capitalization Certificate” has the meaning set forth in Section 3.3(e).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Clinigence” has the meaning set forth in the Preamble.

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“Clinigence Assets” means all assets, properties, business and goodwill, owned, held or used in or arising from or related to the conduct of the Clinigence Business by Clinigence or any of its Subsidiaries as the same shall exist as of the Closing Date.

“Clinigence Board” has the meaning set forth in the Recitals.

“Clinigence  Business” means the business conducted by Clinigence or any of its Subsidiaries as of the Closing Date.

“Clinigence Certificate of Incorporation” means the Certificate of Incorporation of Clinigence  filed with the Secretary of State of the State of Delaware.

“Clinigence Common Stock” has the meaning set forth in the Recitals.

“Clinigence Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 7.

“Clinigence ERISA Affiliate” has the meaning specified in Section 7.14(a).

“Clinigence Facilities” has the meaning specified in Section 7.11(a).

“Clinigence Facility Leases” has the meaning specified in Section 7.11(a).

“Clinigence Financial Statements” has the meaning specified in Section 7.6(a).

“Clinigence India” means Clinigence India Private Limited, an entity organized under the laws of India.

“Clinigence Intellectual Property” means all Intellectual Property and Intellectual Property Rights used, held for use, or contemplated to be used in connection with the Clinigence Business, any Clinigence Products, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Clinigence or any of its Subsidiaries, including the Clinigence (or any of its Affiliates) Registered Intellectual Property Rights.

“Clinigence Interim Balance Sheet” has the meaning set forth in Section 7.6(a)(ii).

“Clinigence LLC” means Clinigence, LLC, a Georgia limited liability company.

“Clinigence Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of Clinigence, any of its Subsidiaries or the Clinigence Business or (ii) to prevent or materially delay consummation of the Merger or otherwise to prevent Clinigence from performing its obligations under this Agreement; and

“Clinigence Material Contracts” has the meaning specified in Section 7.9(a).

“Clinigence Plans” has the meaning specified in Section 7.14(a).

“Clinigence Products” means all products and services that Clinigence has made commercially available and for which Clinigence or any of its Subsidiaries currently receives revenue and all products and services under development as of the Signing Date by Clinigence that Clinigence or any of its Subsidiaries intends to make commercially available.

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“Clinigence Registered Intellectual Property Rights” has the meaning specified in Section 7.12(a).

“Clinigence Stockholders” has the meaning set forth in Section 3.1(b).

“Clinigence Stock Option” has the meaning set forth in Section 3.3(a).

“Clinigence Warrant” has the meaning set forth in Section 3.3(b).

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, algorithms, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Service Providers or Representatives, and including confidential and/or proprietary information obtained from other Person’s to whom such Person has a duty of confidentiality.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consideration Spreadsheet” has the meaning specified in Section 3.3(f).

“Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Debt” means, with respect to any Person, all liabilities: (a) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments; (b) under any capitalized lease liabilities; (c) under any interest rate protection agreements (valued on a market quotation basis); (d) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor; (e) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP and (f) guarantees of any of the foregoing on behalf of another Person.

“Disqualification Event” has the meaning set forth in Section 6.23(b).

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Dissenting Stockholders” has the meaning set forth in Section 3.4.

“DGCL” has the meaning set forth in the Recitals.

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“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means, with respect to any property or asset, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, adverse claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Entity” means any corporation (including any non-profit corporation), joint stock company, partnership, limited liability company, limited liability partnership, joint venture, estate, association, trust or other entity or organization.

“Environmental Laws” means all Applicable Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes, (i) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Authority, and (ii) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Plans” has the meaning specified in Section 6.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(b).

“FINRA” has the meaning set forth in Section 4.1(f).

“FLSA” has the meaning specified in Section 6.13(g).

“Fraud” means fraud, fraudulent inducement, misappropriation or intentional misrepresentation or concealment

“GAAP” means generally accepted accounting principles in the United States in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

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“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hazardous Materials” means any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (c) radioactive materials; (d) petroleum or petroleum products (including crude oil); and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

“HealthDatix Florida” means HealthDatix, Inc., a Florida corporation.

“HealthDatix Florida Management Team” has the meaning set forth in Section 8.6.

“HIPAA” has the meaning specified in Section 6.15(b).

“Intellectual Property” means, collectively, all technology, inventions, know how, customer lists, supplier lists, methods, proprietary processes and formulae, works of authorship, databases and other compilations and collections of data, software source code and object code, algorithms, architectures, structures, screen displays, photographs, images, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), domain names, proprietary and confidential information, and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Intellectual Property Rights” means any or all rights in and to Intellectual Property and intangible industrial property rights, including (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, including social media rights (such as Facebook).

“iGambit” has the meaning set forth in the Preamble.

“iGambit Assets” means all assets, properties, business and goodwill, owned, held or used in or arising from or related to the conduct of the iGambit Business by iGambit or any of its Subsidiaries as the same shall exist as of the Closing Date.

“iGambit ERISA Affiliate” has the meaning specified in Section 6.14(a).

“iGambit Board” has the meaning set forth in the Recitals.

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“iGambit Business” means the business conducted by iGambit and its Subsidiaries as of the Closing Date.

“iGambit Certificate of Incorporation” means the Certificate of Incorporation of iGambit filed with the Secretary of State of the State of Delaware.

“iGambit Common Stock” has the meaning set forth in the Recitals.

“iGambit Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 6.

“iGambit Facilities” has the meaning specified in Section 6.11(a).

“iGambit Facility Leases” has the meaning specified in Section 6.11(a).

“iGambit Financial Statements” has the meaning specified in Section 6.6(a).

“iGambit Intellectual Property” means all Intellectual Property and Intellectual Property Rights used, held for use, or contemplated to be used in connection with the iGambit Business, any iGambit Products, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of iGambit or any of its Subsidiaries, including the iGambit (or any of its Affiliates) Registered Intellectual Property Rights.

“iGambit Interim Balance Sheet” has the meaning set forth in Section 6.7.

“iGambit Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the financial condition, properties, assets (including the iGambit Assets), liabilities, business, operations or results of operations of iGambit, its Subsidiaries, the iGambit Assets or the iGambit Business or (ii) to prevent or materially delay consummation of the Merger or otherwise to prevent iGambit from performing its obligations under this Agreement;

“iGambit Material Contracts” has the meaning specified in Section 6.9(a).

“iGambit Option Shares” has the meaning set forth in Section 3.3(a).

“iGambit Plans” has the meaning specified in Section 6.14(a).

“iGambit Products” means all products and services that iGambit or any of its Subsidiaries has made commercially available and for which iGambit or any of its Subsidiaries currently receives revenue and all products and services under development as of the Signing Date by iGambit or any of its Subsidiaries that iGambit or any of its Subsidiaries intends to make commercially available.

“iGambit Registered Intellectual Property Rights” has the meaning specified in Section 6.12(a).

“iGambit Warrant Shares” has the meaning set forth in Section 3.3(b).

“IRS” means the Internal Revenue Service.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the truth or existence of such fact or other matter. iGambit and Clinigence shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective Subsidiaries or any of their or their respective Subsidiaries’ directors, managers, officers or Service Providers with the authority to establish policy for the respective party has actual knowledge of such fact or other matter after reasonable inquiry.

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“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any Debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such Debt, obligation, duty or liability is immediately due and payable.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nondisclosure Agreement” means that certain Master Mutual Non-Disclosure Agreement dated as of May 31, 2019, between iGambit and Clinigence.

“Open Source Software” has the meaning specified in Section 6.12(m).

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Encumbrances” means:

(a)                mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business;

(b)                conditional sales contracts (covering personalty and equipment, but not real property) and equipment leases entered into in the ordinary course of business; and

(c)                Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty.

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“Person” means an individual, Entity or Governmental Authority.

“Personally Identifiable Information” means any information that can be used to identify a specific individual as defined by Applicable Laws in the relevant jurisdictions, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial or bank account number, medical information, or health insurance information.

“Pre-Closing Period” means any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“PTO” has the meaning specified in Section 6.12(d).

“Receivables” means all bona fide accounts and notes receivable, deposits in transit, checks and negotiable instruments arising out of or relating to the iGambit Business.

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (iii) Copyright registrations and applications to register Copyrights and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of a Person means the officers, managers, directors, Service Providers, attorneys, accountants, advisors, agents, distributors, licensees, members, stockholders, subsidiaries and lenders of such Person.

“Luqman Employment Agreement” has the meaning specified in Section 5.1(a).

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.23(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” of a Person means an employee, independent contractor, consultant, officer, director, advisory board member, manager, general partner or other service provider (including any Service Provider Entity and any individuals providing services through, to, for or on behalf of a Service Provider Entity) to such Person.

“Service Provider Entity” means an Entity engaged by a Person to provide services to or on behalf of such Person. For the avoidance of doubt, a Service Provider Entity can include a consulting firm, temporary placement agency, staffing agency, professional employer organization (PEO), “umbrella company,” “pass through” employment agency, employee leasing firm or agency, an organization that provides outsourced human resources services or an Entity formed by an individual and through which an individual provides services to third parties.

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“Signing Date” has the meaning set forth in the Preamble.

“Signing Stockholder” has the meaning set forth in the Preamble.

“Specified Clinigence Contract” has the meaning specified in Section 9.1(h).

“Specified iGambit Contract” has the meaning specified in Section 9.1(g).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such Person.

“Superior Offer” means an unsolicited, bona fide written offer to enter into an Acquisition Transaction (a) which the iGambit Board in good faith determines in its reasonable judgment includes consideration payable to the iGambit Stockholders in an amount greater than the aggregate consideration payable to iGambit Stockholders in connection with the Merger and otherwise is on terms that the iGambit Board has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the iGambit Stockholders from a financial point of view than this Agreement, and (b) with respect to which the iGambit Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

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“Trade Secrets” means all trade secrets under Applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” means all trademarks, service marks, trade names, corporate names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Transmittal Letter” has the meaning set forth in Section 3.2(b).

“Transaction Documents” means this Agreement and all other agreements, certificates, instruments, documents and writings delivered by iGambit, Merger Sub, the Signing Stockholder or Clinigence in connection with the Merger, excluding the Luqman Employment Agreement.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of any succeeding, similar, substitute, proposed or final Treasury Regulation.

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SCHEDULE 2.6

Directors and Officers

Post-Closing directors of Clinigence Holdings, Inc.:

Warren Hosseinion (chairman)

Kobi Margolin

Larry Schimmel

Martin Breslin

Mitch Creem

Mark Fawcett

David Meiri

John Waters

Elisa Luqman

John Salerno shall be an observer to the board of directors in accordance with Section 8.5

Post-Closing officers of Clinigence Holdings, Inc.:

Kobi Margolin – Chief Executive Officer

Elisa Luqman – Chief Financial Officer and General Counsel

Larry Schimmel – Chief Medical Officer

Charles Kandzierski – Chief Operating and Information Officer

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SCHEDULE 4.1

Conversion of iGambit Deferred Compensation

Service Provider	Percentage of Deferred Compensation to be Converted to Shares of iGambit Common Stock
Elisa Luqman	66.67%
Kathleen Shepherd	50%
MJ Robinson	50%
Jerry Robinson	50%
John Salerno	0%

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SCHEDULE 9.1(g)

Specified iGambit Contracts

1.	Jerry Robinson, President HealthDatix Inc. Employment Agreement dated April 1, 2017.
2.	Mary-Jo Robinson, VP of Business Development HealthDatix Inc. Employment Agreement dated April 1, 2017.
3.	Kathleen Shepherd, Vice President of Operations, HealthDatix Inc. Employment Agreement dated April 1, 2017.

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SCHEDULE 9.1(h)

Specified Clinigence Contracts

Financing Agreement, by and between Clinigence LLC and Lighter Capital, dated 6/29/2017

HMS	Notification of change of control	Need acceptance
Gateway	Notification of change of control
Cal-ACO	Notification of change of control
PHPNI	Notification of change of control
ProviDrs Care	Notification of change of control
Salubris	Notification of change of control
Health Trio/TakeCare	Notification of change of control
Varmed	Notification of change of control
Nivano	Notification of change of control
Buffalo	Clinigence
Goshen	Clinigence
ApolloMed	Clinigence
Sunshine	Clinigence
Medvision	Notification of change of control
Sendero	Notification of change of control
DST/JHU ACGs	Notification of change of control

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